Exhibit 2.1

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

EXECUTION COPY

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and between

AstraZeneca AB,

Aralez Pharmaceuticals Trading DAC

and

Aralez Pharmaceuticals Inc.

(solely for the purposes of Section 9.16 hereof)

Dated as of October 3, 2016

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Certain Defined Terms	1
1.2	Construction	16

ARTICLE 2 SALE AND PURCHASE OF ASSETS; LIABILITIES		17

2.1	Sale of Purchased Assets	17
2.2	Liabilities	18
2.3	Consideration	18
2.4	Closing	25

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		26

3.1	Representations and Warranties of Seller	26
3.2	Representations and Warranties of Buyer	32
3.3	Exclusivity of Representations	35
3.4	Acknowledgements Regarding Seller’s Representations and Warranties	36

ARTICLE 4 PRE-CLOSING COVENANTS		36

4.1	Access and Information	36
4.2	Ordinary Course of Business	37
4.3	Obligation to Consummate the Transaction	39
4.4	Competition Filings	39
4.5	Financing	41
4.6	Ancillary Agreements	44

ARTICLE 5 ADDITIONAL COVENANTS		44

5.1	Cooperation in Litigation and Investigations	44
5.2	Further Assurances	45
5.3	Publicity	46
5.4	Confidentiality	47
5.5	Regulatory Transfers	50
5.6	Regulatory Responsibilities	50
5.7	Pharmacovigilance Obligations	51
5.8	Commercialization	52
5.9	Certain Tax Matters	53
5.10	Accounts Receivable and Payable	55
5.11	Wrong Pockets	55
5.12	Covenant Not to Sue	56
5.13	Noncompetition	57
5.14	Incidental Crossover Within Territories	57

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

5.15	Compliant Statements	58
5.16	VA Agreement	58

ARTICLE 6 CONDITIONS PRECEDENT		59

6.1	Conditions to Obligations of Buyer and Seller	59
6.2	Conditions to Obligations of Buyer	59
6.3	Conditions to Obligations of Seller	60
6.4	Frustration of Closing Conditions	60

ARTICLE 7 INDEMNIFICATION		61

7.1	Indemnification	61
7.2	Claim Procedure	61
7.3	Limitations on Indemnification; Determination of Indemnification Amounts	63
7.4	Tax Treatment of Indemnification Payments	65
7.5	Exclusive Remedy	65
7.6	Setoff Rights	66

ARTICLE 8 TERMINATION		66

8.1	Termination	66
8.2	Procedure and Effect of Termination	67
8.3	Reverse Termination Fee	68

ARTICLE 9 MISCELLANEOUS		69

9.1	Governing Law, Jurisdiction, Venue and Service	69
9.2	Notices	69
9.3	No Benefit to Third Parties	71
9.4	Waiver and Non-Exclusion of Remedies	71
9.5	Expenses	71
9.6	Assignment	71
9.7	Amendment	72
9.8	Severability	72
9.9	Equitable Relief	72
9.10	Damages Waiver	73
9.11	English Language	73
9.12	Bulk Sales Statutes	73
9.13	Representation by Counsel	73
9.14	Counterparts	73
9.15	Entire Agreement	74
9.16	Guarantee	74

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

SCHEDULES

Schedule 1.1.1	Closing Inventory Value Calculation Methodology
Schedule 1.1.2	Direct Rx Program Logo
Schedule 1.1.3	Excluded Liabilities
Schedule 1.1.4	Licensed Trademarks
Schedule 1.1.5	Permitted Encumbrances
Schedule 1.1.6	Product Contracts
Schedule 1.1.7	Purchased Domain Names
Schedule 1.1.8	Purchased Regulatory Approvals
Schedule 1.1.9	Seller’s Knowledge
Schedule 2.1.1(a)(i)	Purchased Contracts: All Rights
Schedule 2.1.1(a)(ii)	Purchased Contracts: Partial Assignment
Schedule 2.3.1(b)(i)	Excluded Generic Products
Schedule 2.4.2(a)(iii)	Purchased Assets Delivery Schedule
Schedule 4.2	Exceptions to Ordinary Course of Business
Schedule 4.4.1	Foreign Competition Law Filings
Schedule 5.13.2	Noncompetition

DISCLOSURE SCHEDULES

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Buyer FDA Transfer Letter
Exhibit C	Credit Agreement Consent
Exhibit D	Form of Domain Name Assignment Agreement
Exhibit E	Form of License Agreement
Exhibit F	Form of Seller FDA Transfer Letter
Exhibit G	Key Terms of Supply Agreement
Exhibit H	Form of Transitional Services Agreement
Exhibit I	Second Amendment to the Credit Agreement

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

ASSET PURCHASE AGREEMENT (this “Agreement”) is made and executed as of October 3, 2016 (the “Execution Date”), by and between AstraZeneca AB, a Swedish corporation (“Seller”), Aralez Pharmaceuticals Trading DAC, an Irish designated activity company (“Buyer”) and, solely for the purposes of Section 9.16 hereof, Aralez Pharmaceuticals Inc., a corporation organized under the laws of British Columbia, Canada (“Guarantor”).  Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and certain of its Affiliates are engaged in the Product Business;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and rights associated with the Product and the Product Business, upon the terms and conditions hereinafter set forth; and

WHEREAS, at the Closing, Seller and Buyer intend to enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Accountants” means an accounting firm of national reputation in the United States (excluding each of Seller’s and its Affiliates’ and Buyer’s and its Affiliates’ respective regular outside accounting firms) that is mutually acceptable to Seller and Buyer; provided, however, if Seller and Buyer are unable to agree on such accounting firm within 10 days after a need to engage the Accountants arises under this Agreement or any such mutually selected accounting firm is unwilling or unable to serve, then Seller shall deliver to Buyer a list of three other accounting firms of national reputation in the United States that have not performed services for Seller or its Affiliates or Buyer or its Affiliates in the preceding three-year period, and Buyer shall select one of such three accounting firms.

“Accounts Receivable” means all amounts that, in accordance with IFRS as applied by Seller and its Affiliates on a consistent basis, constitute, as of the Closing Date, accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates arising from sales of the Product or the Authorized Generic Product by or on behalf of Seller or its Affiliates prior to the Closing Date.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“Act” means the United States Federal Food, Drug, and Cosmetic Act.

“Adverse Event” means, with respect to a product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following administration, of such product in humans, occurring at any dose, whether expected and whether considered related to or caused by such product, including such an event or experience as occurs in the course of the use of such product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80, as applicable, or to foreign Governmental Authorities under corresponding applicable Law outside the United States.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).  Notwithstanding anything herein to the contrary, no portfolio company in which Deerfield Capital Management LLC or any of its Affiliates has made a debt or equity investment (any other than Guarantor and its subsidiaries) shall be considered to be an Affiliate of Buyer.

“AG Agreement” means the Distribution Agreement between Endo Ventures Limited (as successor by assignment to Par Pharmaceutical, Inc.) and AstraZeneca LP, dated August 10, 2006, as amended on December 15, 2006, July 31, 2007, May 7, 2008, December 19, 2008, June 9, 2009, June 30, 2009, June 14, 2010, June 29, 2011, August 31, 2011, December 1, 2011, June 30, 2012, June 30, 2013, November 11, 2013, June 30, 2014, June 30, 2015 and June 30, 2016.

“AG Selling Entity” means Buyer, its Affiliates and each licensee, sublicensee or transferee to which Buyer or any of its Affiliates has granted a (sub)license with respect to the Authorized Generic Product.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation” has the meaning set forth in Section 2.3.2.

“Alternative Financing” has the meaning set forth in Section 4.5.2.

“Ancillary Agreements” means the Bill of Sale, the Domain Name Assignment Agreement, the Novation Agreement, the License Agreement, the Pharmacovigilance Agreement, the Quality Agreement, the Supply Agreement, and the Transitional Services Agreement.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“API” means metoprolol succinate.

“Applicable FAR Regulations” has the meaning set forth in Section 5.16.

“Apportioned Obligations” has the meaning set forth in Section 5.9.2(b).

“Assignment” has the meaning set forth in Section 9.6.

“Assumed Liabilities” has the meaning set forth in Section 2.2.1.

“Authorized Generic Product” means the pharmaceutical product that is AB rated by the FDA for the Product and marketed, distributed and sold by or on behalf of Endo Ventures Limited (as successor by assignment to Par Pharmaceutical, Inc.) pursuant to the AG Agreement.

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached as Exhibit A.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Law to remain closed.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Confidential Information” has the meaning set forth in Section 5.4.3.

“Buyer Disclosure Schedules” means the disclosure schedules of Buyer delivered by Buyer pursuant to this Agreement.

“Buyer FDA Transfer Letter” means the letter to FDA in substantially the form attached as Exhibit B, accepting the transfer of rights to the Purchased Regulatory Approvals issued by FDA from Seller.

“Buyer Group” has the meaning set forth in Section 5.12.1.

“Buyer Indemnitees” has the meaning set forth in Section 7.1.1.

“Buyer Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or delays the consummation by Buyer of the transactions contemplated by this Agreement or the Ancillary Agreements prior to the End Date.

“Buyer Objection Notice” has the meaning set forth in Section 2.3.1(g).

“Buyer Permitted Purpose” has the meaning set forth in Section 5.4.4.

“Buyer Regulatory Documentation” means, with respect to the Product, (a) all documentation and materials referred to in clause (a) or (b) of the definition of Purchased Regulatory Documentation that are created following the Closing and (b) all data (including

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

clinical and pre-clinical data) referenced in any of the documentation and materials referred to in the preceding clause (a).

“Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1; provided that the first Calendar Quarter under this Agreement shall begin on the Closing Date and end on the first of March 31, June 30, September 30 or December 31 to occur after the Closing Date.

“Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of this Agreement shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

“Cap” has the meaning set forth in Section 7.3.1.

“cGMP” means the then-current standards of good manufacturing practice for the manufacture, processing, packaging, testing or holding of a medicinal product for human use to assure that such medicinal product meets (a) the requirements of applicable Law and other requirements of any applicable Governmental Authority, including FDA, as to safety, identity and strength, and (b) the quality and purity characteristics that such medicinal product purports or is represented to possess, including as set forth by FDA in 21 C.F.R. Parts 210 and 211 and the European Commission in the EU Guidelines to Good Manufacturing Practice for medicinal products.

“Claim Notice” has the meaning set forth in Section 7.2.2.

“Closing” has the meaning set forth in Section 2.4.1.

“Closing Date” means the date on which the Closing occurs.

“Closing Inventory Objection Notice” has the meaning set forth in Section 2.3.3(b).

“Closing Inventory Statement” has the meaning set forth in Section 2.3.3(a).

“Closing Inventory Value” means the value of the Finished Inventory as of the Closing Date that has at least 32 months of shelf life remaining as of the Closing Date, determined in accordance with Schedule 1.1.1.

“Closing Payment” has the meaning set forth in Section 2.3.1(a).

“Commercial Sale” means the purchase and sale for monetary value to any Third Party (other than a Selling Entity).

“Competition Authority” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice and each other Governmental Authority having jurisdiction under a Foreign Competition Law.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“Confidential Information” has the meaning set forth in Section 5.4.1.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 20, 2016, by and between AstraZeneca AB and Aralez Pharmaceuticals Trading DAC.

“Confidentiality Period” has the meaning set forth in Section 5.4.3.

“Contract” means any contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement, whether written or oral.

“Control” means, with respect to any trademark, Regulatory Approval or Purchased Regulatory Documentation, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such trademark, Regulatory Approval or Purchased Regulatory Documentation, as provided for herein or in any Ancillary Agreement without violating the terms of any Contract or other arrangement with any Third Party.

“Controlling Party” has the meaning set forth in Section 7.2.2.

“Credit Agreement” means the executed facility agreement, together with the schedules and exhibits thereto, as in effect as of the date of this Agreement (after giving effect to the Credit Agreement Consent and the Second Amendment) and as amended in accordance with this Agreement.

“Credit Agreement Consent” means the Limited Consent attached hereto as Exhibit C.

“Debt Financing” has the meaning set forth in Section 3.2.7(a).

“Diligent Efforts” means [***].

“Direct RX Program Logo” means the logo used by Seller and its Affiliates in connection with the prescription refill and home delivery program for the Product shown on Schedule 1.1.2, together with all trademark and copyright rights therein.

“Disclosing Party” has the meaning set forth in Section 5.4.1.

“DMF” has the meaning set forth in Section 5.6.2(b).

“Domain Name Assignment Agreement” means the Domain Name Assignment Agreement, in substantially the form attached as Exhibit D.

“Domain Names” means internet or global computing network addresses or locations, including all generic top level domains and country code top level domains.

“EMA” means the European Medicines Agency and any successor agency thereto.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“Encumbrance” means any mortgage, lien (statutory or otherwise), license, pledge, security interest, charge, hypothecation, restriction, claim of ownership, preference, encroachment, right of first refusal, title defect or other encumbrance.

“End Date” has the meaning set forth in Section 8.1.2.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.2(a).

“Excluded Assets” means all assets, property, rights and interests of Seller and its Affiliates, other than the Purchased Assets described in Section 2.2.1(a) through (g), including: (a) all intellectual property of Seller and its Affiliates (other than the Purchased Domain Names and, to the extent transferred, intellectual property rights of Seller and its Affiliates as set forth in the Purchased Contracts); (b) all employees, real property and tangible personal property of Seller or any of its Affiliates (but excluding the Finished Inventory, Purchased Product Records, the Purchased Regulatory Documentation and the Purchased Product Promotional Materials); (c) all Accounts Receivable; (d) all Manufacturing-related assets of Seller or any of its Affiliates; (e) all refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to any and all Taxes paid or to be paid by Seller or any of its Affiliates (including any and all Taxes paid or to be paid by any of Seller’s Affiliates on behalf of Seller); (f) all insurance policies and insurance Contracts insuring the Purchased Assets, together with any claim, action or other right Seller or any Affiliate of Seller may have for insurance coverage under any past or present policies and insurance Contracts insuring the Purchased Assets; (g) any rights or interests relating to the Product outside the Territory; and (h) all Excluded Items.

“Excluded Generic Products” has the meaning set forth in Section 2.3.1(b)(i).

“Excluded Items” means any and all (a) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prepared in connection with the divestiture of the Purchased Assets, including all (i) bids received from Third Parties and analyses relating to the Product, the Authorized Generic Product or the Product Business, (ii) confidentiality, joint defense or similar agreements with prospective purchasers of the Product, the Authorized Generic Product or Product Business, and (iii) strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product, the Authorized Generic Product and the Product Business; (b) trade secrets not exclusively related to the Product Business; (c) attorney work product, attorney-client communications and other items protected by established legal privilege, unless the books and records can be transferred without losing such privilege; (d) human resources and any other employee books and records; (e) financial, Tax and accounting records to the extent not exclusively related to the Product or the Authorized Generic Product; (f) subject to compliance with Section 5.2, items to the extent applicable Law prohibits their transfer; (g) electronic mail; (h) the global safety database for the Product and source documents associated with individual case safety reports; and (i) except to the extent set forth in any Ancillary Agreement, any materials, information or data related to the Manufacture of the Product or the Authorized Generic Product (including any such information included in the Chemistry, Manufacturing and Controls section of the Purchased Regulatory Approvals).

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities, including (a) Taxes of the Seller or any of its Affiliates, including Taxes relating to the Product Business attributable to periods ending on or prior to the Closing Date provided that Transfer Taxes and Apportioned Obligations shall be allocated between Buyer and Seller as provided in Section 5.9.2 hereof, (b) all Liabilities arising out of claims, including product liability or similar claims, of Third Parties in respect of the marketing, promotion or sale of the Product or the Authorized Generic Product (whether or not defective) prior to the Closing, or the use after the Closing of any Product or Authorized Generic Product sold prior to the Closing, all Liabilities relating to any returns of any unit of Product or Authorized Generic Product sold prior to Closing, and all Liabilities arising out of claims of Third Parties due to or relating to any recall of any unit of Product or Authorized Generic Product sold prior to Closing, including all Liabilities for any credits, rebates, refunds or other amounts payable in respect of any such recalled unit of Product or Authorized Generic Product; (c) all Liabilities arising out of, resulting from, or relating to any Excluded Assets; (d) all accrued receipts and accounts payable arising out of the operation or conduct of the Product Business prior to the Closing, including under Purchased Contracts; (e) all indebtedness of Seller and its Affiliates; (f) all Liabilities arising out of, resulting from, or relating to any unit of Product or Authorized Generic Product sold prior to the Closing or the Purchased Assets to the extent arising prior to the Closing; (g) all Liabilities related to any employee of Seller and its Affiliates; and (h) any Liabilities set forth on Schedule 1.1.3.

“Execution Date” has the meaning set forth in the preamble hereto.

“Exploit” means (and, with correlative meanings, the term “Exploitation” and “Exploiting”) to make, have made, import, export, use, have used, sell, offer for sale, have sold, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of, but excludes to Manufacture or have Manufactured.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Final Closing Inventory Value” has the meaning set forth in Section 2.3.3(c).

“Financial Statement” has the meaning set forth in Section 3.1.7.

“Financing Source” means, in its capacity as such, any lender providing or proposing to provide financing pursuant to the Credit Agreement or any Alternative Financing or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“Finished Inventory” means all inventory of the Product and the Authorized Generic Product in finished packaged form (together with any Product packaging materials thereon) that is owned by Seller or any of its Affiliates and that is labeled, and has been released, for sale in the Territory.

“Foreign Competition Law” means any applicable foreign competition antitrust, competition or trade regulation Law.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“Fundamental Reps” means the representations and warranties set forth in Section 3.1.1 (Entity Status), Section 3.1.2 (Authority), Section 3.1.4 (No Broker), Section 3.1.6(a) (Purchased Assets), [***], Section 3.2.1 (Corporate Status), Section 3.2.2 (Authority), Section 3.2.4 (No Broker) and Section 3.2.7(d) (Solvency).

“GAAP” means generally accepted accounting principles in the United States.

“Generic Product” means, with respect to the Product, any other medicinal product that is approved under 21 U.S.C. 355(b) or 355(j), or any respective successor Law, that identifies in its marketing application the Product as the basis of submission relied on for approval in its application to the FDA.

“Governmental Authority” means any supranational, international, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including the FDA and any corresponding foreign agency.

“Guaranteed Obligations” has the meaning set forth in Section 9.16.1.

“Guarantor” has the meaning set forth in the preamble hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board.

“IND” means an Investigational New Drug Application submitted in accordance with 21 C.F.R. Part 312.

“Indemnification Certificate” has the meaning set forth in Section 7.2.1.

“Indemnified Party” has the meaning set forth in Section 7.2.1.

“Indemnifying Party” has the meaning set forth in Section 7.2.1.

“Indirect Taxes” means value added, sales, consumption, goods and services taxes or other similar Taxes required by applicable Law to be disclosed as a separate item on the relevant invoice.

“Insolvency Event” means, with respect to any Person (a) the filing in any court or with any other Governmental Authority, pursuant to any Law of any state or country, of a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Person or of its assets; (b) the proposal to such Person’s creditors of a written agreement for the composition or extension of its debts (other than extension of debts in the ordinary course of business); (c) being served with an involuntary petition against it, filed in any insolvency proceeding, and such petition not being dismissed within 60 days after the filing thereof; (d) the consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

part of its property or the making of any assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts generally as they become due; or (f) the issue or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial portion of its property.

[***]

“IRS” means the Internal Revenue Service or any successor Governmental Authority.

“IT Party” has the meaning set forth in Section 5.14.

“Key Product Contract” means [***].

“Law” means any national, supranational, domestic or foreign, federal, state or local statute, law (including the common law), treaty, constitution, ordinance, rule, administrative interpretation, regulation, Order or other requirement having the force of law of any Governmental Authority.

“Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, matured or unmatured, determined or determinable or otherwise (including all adverse reactions, recalls, product and packaging complaints or other liabilities), whether arising under any Law, Order, Contract or otherwise, and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“License Agreement” means the License Agreement, in substantially the form attached as Exhibit E.

“Licensed Trademarks” means the trademarks set forth on Schedule 1.1.4.

“Litigation” means any claim, action, arbitration, mediation, hearing, proceeding, suit (whether civil, criminal, administrative, or investigative or appellate proceeding), warning letter or notice of violation.

“Loss” or “Losses” means any losses, fees, charges, costs, damages, deficiencies, assessments, judgments, fines, penalties, amounts paid in settlement and costs and expenses incurred in connection therewith, including costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel and reasonable fees and expenses of experts.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Product or the Authorized Generic Product or any intermediate thereof prior to the delivery of the Product or the Authorized Generic Product, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“Material Adverse Effect” means an event, fact, condition, occurrence, change, development, circumstance or effect that, individually or in the aggregate with all other such events, facts, conditions, occurrences, changes, developments, circumstances or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Product Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) that prevents or materially impedes or delays the ability of Seller to consummate the transactions contemplated by the Agreement and the Ancillary Agreements prior to the End Date; provided, however, that for the purposes of clause (a) above, none of the following, and no event, fact, condition, occurrence, change, development, circumstance or effect to the extent resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”:  (i) political or economic conditions or conditions affecting the capital or financial markets generally, including the worsening of any existing conditions; (ii) conditions generally affecting any industry or industry sector in which the Product Business operates or competes or in which the Product is Manufactured or Exploited, including increases in operating costs; (iii) any change or prospective change in accounting requirements or applicable Law; (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake or other natural disaster or force majeure event; (vi) the public announcement of this Agreement, including the impact of such announcement of this Agreement on the relationship of Seller with any supplier, distributor, customer, partner or similar relationship or any loss of employees resulting therefrom; (vii) the failure of the Product Business to achieve any financial projections, predictions, forecasts or estimates of revenues for any period (provided, that the underlying causes of such failure shall not be excluded unless otherwise excluded pursuant to this definition); (viii) the failure to take any action that Seller or any of its Affiliates has requested the consent of Buyer to take (where such consent is required hereunder and unreasonably withheld, conditioned or delayed by Buyer, provided, that in such case Seller has made Buyer aware that withholding, conditioning or delaying such consent could reasonably be expected to result in a Material Adverse Effect) and for which Buyer did not grant such consent or the taking of any action by Seller or any of its Affiliates that is contemplated by this Agreement or that Buyer has expressly requested be taken; and (ix) any act or omission by Buyer or any of its Affiliates; except, in each of clauses (i) through (v), for those conditions that have a disproportionate effect on the Product Business, the Purchased Assets and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses similar to the Product Business in the Territory.

“Milestone Event” has the meaning set forth in Section 2.3.1(b).

“Milestone Payments” has the meaning set forth in Section 2.3.1(b).

“NDA” means a New Drug Application as defined in the Act.

“NDC” means “National Drug Code,” which is the ten or eleven digit identification code registered by a company with FDA with respect to a pharmaceutical product.

“Net Sales” means [***].  With respect to each relevant period for which Net Sales are calculated hereunder, there shall be included appropriate provisions for all of the items listed in

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

clauses (i) through (viii) of the immediately preceding sentence, calculated in accordance with GAAP as applied by Buyer and its Affiliates on a consistent basis, and adjustments to accruals as increases or decreases to Net Sales (as applicable) by the difference between actual paid amounts and accruals for all such items in prior periods. The recording of a sale of Product is deemed to occur and shall be calculated in accordance with GAAP as applied by Buyer and its Affiliates on a consistent basis.  [***].

“Net Sales Statement” has the meaning set forth in Section 2.3.1(f).

“Non-Controlling Party” has the meaning set forth in Section 7.2.2.

“Notice” has the meaning set forth in Section 9.2.1.

“Novation Agreement” means the Novation Agreement, which sets forth the terms and conditions of the novation of the VA Agreement to Buyer and which materially conforms to the form novation agreement set forth in 48 CFR Subpart 42.12.

“Order” means any writ, judgment, edict, decree, injunction, ruling, order or other binding obligation, pronouncement or determination of any Governmental Authority having the force of Law.

“Ordinary Course of Business” means the operation of the Product Business by Seller and its Affiliates in the usual and customary way and consistent with their past practices from January 1, 2016 through the Execution Date.

“OT Party” has the meaning set forth in Section 5.14.

“Other Authorized or Owned Generic Product” means a Generic Product other than the Authorized Generic Product that is marketed, distributed or sold by or on behalf of, or under a license or sublicense from, Buyer or any of its Affiliates.

“Party(ies) “ has the meaning set forth in the preamble hereto.

“Payee” has the meaning set forth in Section 5.9.1.

“Payer” has the meaning set forth in Section 5.9.1.

“Payments” has the meaning set forth in Section 5.9.1.

“Permit” any permit, license, registration, certificate, franchise, authorization, permit, certification, variance, exemption, order or approval.

“Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings;  (b) Encumbrance imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the ordinary course of

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

business of the Product Business; (c)  Encumbrance incurred or deposit made to a Governmental Authority in connection with any Permit, (d) right, title or interest of a licensor or licensee under a license disclosed on Schedule 1.1.5(d); and (e) Encumbrance disclosed on Schedule 1.1.5(e).

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

“Pharmacovigilance Agreement” means the Pharmacovigilance Agreement with respect to the Product to be entered into by Seller and Buyer (or their respective Affiliates) following Closing pursuant to Section 5.7.1.

“Post-Closing Tax Period” has the meaning set forth in Section 5.9.2(b).

“Pre-Closing Period” has the meaning set forth in Section 4.1.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 5.9.2(b).

“Product” means the pharmaceutical product containing metoprolol succinate as the active pharmaceutical ingredient described in NDA #N019962 that is distributed and sold in 25, 50, 100 and 200 milligram dosage strengths under the brand name TOPROL-XL® in the Territory as of the Closing Date by or on behalf of Seller or any of its Affiliates.

“Product Business” means the Exploitation of the Product and, subject to the terms of the AG Agreement, the Authorized Generic Product, in the Territory, including the research, development, registration, storage, use, transport, import and export of the Product and Authorized Generic Product, whether in the Territory or outside the Territory, in support of the Exploitation of the Product and the Authorized Generic Product in the Territory, but excluding the research, development, registration, storage, use, transport, import and export of the Product in the Territory in support of the Exploitation of the Product outside of the Territory.

“Product Contracts” means the Contracts listed on Schedule 1.1.6.

“Purchase Price” has the meaning set forth in Section 2.3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.1.

“Purchased Contracts” has the meaning set forth in Section 2.2.1(a).

“Purchased Domain Names” means the Domain Names listed on Schedule 1.1.7.

“Purchased Product Promotional Materials” means “advertisements,” described by FDA in 21 C.F.R. §§ 202.1(k)(1) and 202.1(l) or other applicable Governmental Authority, and “labeling,” as set forth in 21 U.S.C. § 321(m), and as described by FDA in 21 C.F.R. § 202.1(l)(2), or other applicable Governmental Authority, promotional and media materials (including website content found through the Purchased Domain Names), sales training materials

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

(including medical response information and standard response letters, if any), existing customer lists, co-pay cards, other marketing data and materials, trade show materials (including displays), sample kits and detail kits, and videos, including materials containing clinical data, if any, in each case, (a) to the extent used exclusively for the marketing, promotion, distribution and sale of the Product in the Territory as of the Closing Date and (b) excluding (i) the Direct RX Program Logo and all other intellectual property and intellectual property rights of Seller, its Affiliates, or their respective licensors depicted or contained therein and (ii) the Excluded Items, in each case, to the extent in the possession or Control of Seller or any of its Affiliates.

“Purchased Product Records” means all books and records (including records of call center activity) relating exclusively to the Product Business or related to the Authorized Generic Agreement (including all forecasts, data and other information provided or exchanged pursuant to the terms thereof) (other than the Purchased Regulatory Documentation and Purchased Product Promotional Materials) to the extent (a) actually used by Seller or any of its Affiliates in the Exploitation of the Product or the Authorized Generic Product in the Territory or (b) owned, maintained and in the possession or Control of Seller or any of its Affiliates and reasonably necessary or used to Exploit the Product or the Authorized Generic Product in the Territory as Exploited by or on behalf of Seller or any of its Affiliates as of the Closing Date, but excluding, in all cases, the Excluded Items and any copyrights or trademarks included therein.

“Purchased Regulatory Approvals” means the Regulatory Approvals listed in Schedule 1.1.8.

“Purchased Regulatory Documentation” means, with respect to the Product and the Authorized Generic Product, all (a) documentation comprising the Purchased Regulatory Approvals, (b) correspondence and reports exclusively related to the Product or the Authorized Generic Product in the Territory and necessary to, or otherwise limiting the ability to, commercially distribute, sell or market the Product in the Territory as of the Closing Date submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and, to the extent related exclusively to the Territory, relevant supporting documents with respect thereto, including all regulatory drug lists, materials submitted to FDA under FDA Form 2253, final versions of advertising and promotion materials, and adverse drug experience reports (periodic and expedited) and Adverse Event files and (c) data (including clinical and pre-clinical data) referenced in any of the foregoing that relates exclusively to the Territory, in each case ((a), (b) and (c)), (x) to the extent in the possession or Control of Seller or any of its Affiliates and (y) excluding the Excluded Items.

“Quality Agreement” means the Quality Agreement with respect to the Manufacture of the Product to be entered into by Seller and Buyer (or their respective Affiliates) at or following Closing pursuant to the Supply Agreement.

“Receiving Party” has the meaning set forth in Section 5.4.1.

“Regulatory Approval” means, with respect to the Product or the Authorized Generic Product, any and all approvals (including NDAs and supplements and amendments thereto and

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to commercially distribute, sell or market the Product or the Authorized Generic Product in the Territory, including pre- and post-approval marketing authorizations and labeling approvals.

“Regulatory Authority” means any Governmental Authority with jurisdiction over the enforcement of Laws covering the safety, efficacy, reliability, Manufacture, investigation, sale or marketing of pharmaceutical or medical products, or that is responsible for issuing technical, medical, scientific, labeling and similar licenses, registrations, authorizations, Permits, certifications, variances, exemptions, orders and approvals necessary for the Manufacture or Exploitation of the Product, including the FDA and the EMA.

“Representatives” means a Party’s officers, directors, employees, agents, attorneys, consultants, advisors, financing sources and other representatives.

“Responsible Contracting Officer” has the meaning set forth in Section 5.16.1.

“Reverse Termination Fee” means an amount equal to [***].

“Royalty Payments” has the meaning set forth in Section 2.3.1(c).

“Second Amendment” means the Second Amendment to the Credit Agreement attached hereto as Exhibit I.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Business” means the Exploitation of the Product (or any pharmaceutical product containing the API) solely outside of the Territory and the Manufacture of the Product worldwide so long as, after the Closing, such Product is not Exploited in the Territory (other than by the Selling Entities or the AG Selling Entities).

“Seller Confidential Information” has the meaning set forth in Section 5.4.4.

“Seller Disclosure Schedules” means the disclosure schedules of Seller delivered by Seller pursuant to this Agreement.

“Seller FDA Transfer Letter” means the letter to FDA in the form attached as Exhibit F, transferring the rights to the Purchased Regulatory Approvals issued by FDA to Buyer.

“Seller Group” has the meaning set forth in Section 5.12.1.

“Seller Indemnitees” has the meaning set forth in Section 7.1.2.

“Seller Objection Notice” has the meaning set forth in Section 2.3.1(g).

“Seller Permitted Purpose” has the meaning set forth in Section 5.4.3.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“Seller Territory” means the entire world, except the Territory.

“Seller’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1.8, after reasonable investigation within the scope of each such individual’s respective functional areas.

“Selling Entity” means Buyer, its Affiliates and each licensee, sublicensee or transferee to which Buyer or any of its Affiliates has granted a (sub)license with respect to the Product.

“Supply Agreement” means the supply agreement to be entered into at Closing by Seller and Buyer (or their respective Affiliates) pursuant to which Seller and its Affiliates will supply the Product and Authorized Generic Product to Buyer (or its applicable Affiliate) on the terms set forth on Exhibit G and such other terms as are agreed upon by Seller and Buyer pursuant to Section 4.6.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS or other Taxing Authority.

“Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other Governmental Authority under applicable Law.

“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising tax regulatory authority.

“Territory” means the United States of America and its territories and possessions.

“Third Party” means any Person other than Seller, Buyer and their respective Affiliates and permitted successors and assigns.

“Third Party Claim” has the meaning set forth in Section 7.2.2.

“Transaction Arbitrator” has the meaning set forth in Section 2.3.3(b).

“Transfer Taxes” has the meaning set forth in Section 5.9.2(a).

“Transitional Services Agreement” means the Transitional Services Agreement, in substantially the form attached as Exhibit H.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

“VA Agreement” means the Agreement, signed February 11, 2016 and effective April 29, 2016, between AstraZeneca Pharmaceuticals, LP and the U.S. Department of Veterans Affairs.

1.2                               Construction.  Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively, and do not limit the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.  Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if” and (h) references to monetary amounts are denominated in United States Dollars.  The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2
SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1                               Sale of Purchased Assets.

2.1.1                     Purchase and Sale of Purchased Assets.  Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at and effective as of the Closing, Seller shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller (or such Affiliates), all rights and interests of Seller or its Affiliates in and to the following (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances (other than Permitted Encumbrances):

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

(a)                                 (i) all rights and interests of Seller or its Affiliates under the Contracts set forth on Schedule 2.1.1(a)(i), (ii) those certain rights and interests of Seller or its Affiliates set forth on Schedule 2.1.1(a)(ii) under the Contracts listed on Schedule 2.1.1(a)(ii),  in each case ((i) and (ii)), as such Schedule may be updated by Seller not less than two Business Days prior to the Closing Date to include rights and interests under any written Contracts relating to the Product Business entered into by Seller after the Execution Date in accordance with Section 4.2, in each case, to the extent that Buyer so elects to accept any such Contract in its reasonable discretion or to the extent Buyer had previously consented to Seller entering into such Contract pursuant to Section 4.2, and, in each case, excluding all Accounts Receivable and all rights, claims or causes of action (including warranty claims) of Seller or its Affiliates thereunder related to products supplied or services provided to Seller prior to the Closing that are not included in the Purchased Assets (the “Purchased Contracts”);

(b)                                 the Purchased Regulatory Approvals;

(c)                                  the Purchased Regulatory Documentation;

(d)                                 the Purchased Product Records;

(e)                                  the Purchased Domain Names;

(f)                                   the Purchased Product Promotional Materials;

(g)                                 all economic rights and interests of the Seller or its Affiliates to or in the Finished Inventory; and

(h)                                 any other assets, properties, rights and interests of the Seller and its Affiliates that are exclusively related to and used in the Product Business (other than any Excluded Assets that are exclusively related to and used in the Product Business).

2.1.2                     Excluded Assets.  Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, other than the Finished Inventory to be purchased pursuant to Section 2.3.3 and the purchase of Product and Authorized Generic Product pursuant to the Supply Agreement, (a) Buyer shall not acquire the Excluded Assets pursuant to this Agreement or any Ancillary Agreement, (b) the Purchased Assets shall not include the Excluded Assets, and (c) Seller shall retain the Excluded Assets following the Closing Date.

2.1.3                     Retention of Rights.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Seller retains, on behalf of itself and its Affiliates, licensees, sublicensees, licensors and distributors, a limited, non-exclusive right to use and the right of reference in, to and under the Purchased Assets (other than the Purchased Contracts, the Purchased Domain Names and the Finished Inventory), in each case, as may be necessary or useful to (a) exercise its or its Affiliates’ respective rights or perform its or its Affiliates’ respective obligations under this Agreement or any Ancillary Agreement or (b) subject to the provisions of the Ancillary Agreements and Section 5.13, conduct the Seller Business.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

2.2                               Liabilities.

2.2.1                     Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall assign to Buyer and Buyer shall assume from Seller or its Affiliates and agree to pay and discharge when due, the following Liabilities (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a)                                 all Liabilities under or relating to the Purchased Assets or the Product Business, in each case only to the extent such Liabilities relate to the period after the Closing; and

(b)                                 subject to the terms of the Ancillary Agreements and the AG Agreement, all Liabilities arising out of or related to Product or Authorized Generic Product that is Manufactured or sold by or on behalf of a Selling Entity or an AG Selling Entity on or after the Closing.

2.2.2                     Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities, and the Excluded Liabilities shall remain the sole obligation and responsibility of Seller and its Affiliates.

2.3                               Consideration.

2.3.1                     Purchase Price.  Upon the terms and subject to the conditions of this Agreement, in consideration of the conveyances contemplated under Section 2.1, Buyer shall (x) at the Closing, assume the Assumed Liabilities and (y) pay to Seller the following amounts (collectively, as adjusted pursuant to Section 2.3.2, the “Purchase Price”) (for clarity, the economic value of the Finished Inventory shall be paid for in accordance with Section 2.3.3):

(a)                                 Buyer shall pay to Seller, at the Closing, an amount equal to $175,000,000 (the “Closing Payment”) by wire transfer of immediately available funds to the account designated by Seller by written notice to Buyer at least five Business Days prior to the Closing Date.

(b)                                 In addition to the Closing Payment and all Royalty Payments, Buyer shall (or shall cause one of its Affiliates to) pay (by wire transfer of immediately available funds to such account as is designated in writing by Seller to Buyer) to Seller the following amounts (the “Milestone Payments”) upon the achievement of each of the events described in clauses (i) through (iii) below (each, a “Milestone Event”):

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

(i)            [***];

(ii)                                  if aggregate Net Sales for a Calendar Year equals or exceeds [***], Buyer shall (or shall cause one of its Affiliates to) make a payment of [***] to Seller on or prior to [***] such payment to be made by wire transfer of immediately available funds to such account as is designated in writing by Seller to Buyer;

(iii)                               on or prior to [***] days following the first Calendar Year in which aggregate Net Sales for a Calendar Year equal or exceed [***], Buyer shall (or shall cause one of its Affiliates to) pay to Seller [***], such payment to be made by wire transfer of immediately available funds to such account as is designated in writing by Seller to Buyer; and

(iv)                              on or prior to [***] days following the first Calendar Year in which aggregate Net Sales for a Calendar Year equal or exceed [***], Buyer shall (or shall cause one of its Affiliates to) pay to Seller [***], such payment to be made by wire transfer of immediately available funds to such account as is designated in writing by Seller to Buyer.

(c)                                  In addition to the Closing Payment and Milestone Payments, Buyer shall (or shall cause one of its Affiliates to) pay (by wire transfer of immediately available funds to such account as is designated in writing by Seller to Buyer) Seller, on a Calendar Quarter basis, with each payment due within [***] days after the end of the applicable Calendar Quarter, royalty payments (the “Royalty Payments”) equal to 15% of the total Net Sales during such Calendar Quarter.  All Royalty Payments shall be made by wire transfer of immediately available funds to such account as is designated in writing by Seller to Buyer.

(d)                                 Commencing upon the Closing, Buyer shall, shall cause each Selling Entity and AG Selling Entity that is an Affiliate of Buyer to, and shall use commercially reasonable efforts to cause each other Selling Entity and AG Selling Entity to, use Diligent Efforts to Exploit the Product and the Authorized Generic Product, as applicable, in the Territory; provided that this Section 2.3.1(d) shall not be deemed to have been breached by Buyer so long as (1) such breach is capable of being fully cured, and (2) such breach has been entirely cured by the 20th Business Day following receipt by Buyer of written notice of such breach by Seller.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

(e)                                  No later than September 1 of each Calendar Year, Buyer shall deliver to Seller a report setting out Buyer’s nonbinding forecasted Net Sales for each of the Product, the Authorized Generic Product and each Other Authorized or Owned Generic Product (if any) on a calendar month-by-calendar month basis for the remainder of the current Calendar Year and the following Calendar Year.  [***]

(f)                                   Beginning with the Calendar Quarter in which the Closing occurs, Buyer shall provide to Seller a statement (a “Net Sales Statement”) within [***] days after the end of each Calendar Quarter (or, with respect to any Calendar Quarter in which Seller or its Affiliates is providing to Buyer or its Affiliates a Net Sales report for the last calendar month of such Calendar Quarter pursuant to Schedule 2.1.7 of the Transitional Services Agreement, within [***] days after Seller has delivered to Buyer such Net Sales report), showing in reasonably specific detail for such period, (i) the amount of Net Sales for each of the Product, the Authorized Generic Product and Other Authorized or Owned Generic Product (if any), (ii) taking into account all appropriate deductions, an itemized calculation of Net Sales for the Product, the Authorized Generic Product and Other Authorized or Owned Generic Product (if any), (iii) the amount, if any, of the Milestone Payments or Royalty Payments, as applicable, due to Seller pursuant to Section 2.3.1(b) or Section 2.3.1(c), if any, as a result of the amount of such Net Sales for such Calendar Quarter, and (iv) the items in the preceding clauses (i) through (iii) for the full Calendar Year to date and a reconciliation of the amounts set forth in the quarterly Net Sales Statements previously delivered for such Calendar Year to the amounts set forth in such Net Sales Statement.

(i)                                     In the event that, in connection with such reconciliation, Buyer determines that it made Milestone Payments or Royalty Payments, as applicable, to Seller in respect of any prior Calendar Quarter in excess of the correct Milestone Payment or Royalty Payment applicable thereto, Buyer shall promptly advise Seller of its determination and, subject to Section 2.3.1(g) below, shall be entitled to deduct the amount of such overpayments from the Milestone Payments or Royalty Payments due to Seller for the following Calendar Quarter (and, if applicable, successive Calendar Quarters until the amount of the overpayment has been reduced to zero).

(ii)                                  In the event that, in connection with such reconciliation, Buyer determines that additional Milestone Payments or Royalty Payments are due to Seller in respect of the Milestone Payments or Royalty Payments applicable to any prior Calendar Quarter, then it shall promptly advise Seller of its determination and, subject to Section 2.3.1(g) below, pay over such amounts to Seller within [***] days after the end of the Calendar Quarter in which such underpayment was discovered.

(g)                                 Upon Seller’s reasonable request, Buyer shall, shall cause each Selling Entity and AG Selling Entity that is an Affiliate of Buyer to, and shall use commercially reasonable efforts to cause each other Selling Entity and AG Selling Entity to,, provide to Seller reasonable back-up information used to prepare any Net Sales Statement delivered hereunder. Buyer shall, shall cause each Selling Entity and AG Selling Entity that is an Affiliate of Buyer to, and shall use commercially reasonable efforts to cause each other Selling Entity and AG Selling Entity to,, keep such records as shall be reasonably necessary to support the calculations

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

of Net Sales as set forth in each Net Sales Statement. Seller shall make, shall cause each Selling Entity and AG Selling Entity that is an Affiliate of Buyer to make, and shall use commercially reasonable efforts to cause each other Selling Entity and AG Selling Entity to make, such records available for inspection and audit by Seller or its respective authorized Representatives, at reasonable times and on reasonable advance notice, for a period of three years after Seller’s receipt of any Net Sales Statement to which such records relate.  Each Net Sales Statement and all records of Buyer and the other Selling Entities and AG Selling Entities subject to inspection pursuant to this Section 2.3.1(g) shall be deemed to be Buyer Confidential Information subject to the confidentiality obligations set forth in Section 5.4.3.  If, as a result of any such audit or inspection, Seller reasonably concludes that Buyer has underreported or over-reported the Net Sales for any audited period and that the amount of Net Sales during such audited period are such that Seller has reasonably determined that a Milestone Payment or Royalty Payment, as applicable, is due and owing thereto pursuant to Section 2.3.1(b) or Section 2.3.1(c), Seller shall inform Buyer of the Net Sales for such audited period as calculated by Seller in a written notice (the “Seller Objection Notice”) setting forth Seller’s calculation of such Net Sales in reasonable detail.  Unless and to the extent Buyer disputes Seller’s calculation of Net Sales set forth in such Seller Objection Notice, Net Sales for such audited period shall be deemed to be the amount set forth in such Seller Objection Notice and if, based upon such calculation, any additional amounts are due to Seller in accordance with Section 2.3.1(b) or Section 2.3.1(c), Buyer shall pay such amounts to Seller upon the earlier of the payment date contemplated by Section 2.3.1 or that date that is 35 days following its receipt of such Seller Objection Notice from Seller. In the event Buyer disputes Seller’s calculation of Net Sales as set forth in such Seller Objection Notice within 30 days after receipt of such notice, Buyer will so notify Seller in writing (the “Buyer Objection Notice”) within such 30 day period and the Parties will attempt thereafter to resolve such dispute amicably and, if they cannot do so, they will (unless the Parties mutually agree to continue their efforts to resolve such dispute) submit the dispute for resolution by the Accountants.  The Accountants shall be instructed, pursuant to an engagement letter, to resolve only those matters set forth in the Buyer Objection Notice remaining in dispute and not to otherwise investigate any matter independently.  Buyer and Seller each agree to furnish to the Accountants such individuals and such information, books and records as may be reasonably required by the Accountants to make its final determination.  Buyer and Seller shall also instruct the Accountants to render its reasoned written decision as promptly as practicable but in no event later than 30 days from the date that information related to the unresolved objections was presented to the Accountants by Buyer and Seller.  With respect to each disputed item, such decision, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Seller Objection Notice or Buyer in the Buyer Objection Notice with respect to such disputed item.  The cost of the Accountants audit shall be borne by Seller, unless Accountants conclude that there is a variance which results in a payment to Seller of more than [***] from the reported amounts of the Milestone Payments or the Royalty Payments, as applicable, in which case Buyer shall bear the cost of the Accountants.  The decision of the Accountants as to the amount of Net Sales for any applicable period shall be final (absent manifest error).  If (x) the Accountants conclude that the amount of Net Sales in respect of any applicable period are such that any Milestone Payment or Royalty Payment, as applicable, is payable to Seller pursuant to Section 2.3.1(b) or Section 2.3.1(c), then Buyer shall pay such Milestone Payment or Royalty Payment, as applicable, [***],

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

to Seller or (y) the Accountants conclude that excess payments were made during such period, then Seller shall reimburse such excess payments to Buyer, in each case, with such payment to be made on or prior to the date that is 30 days following the Parties receipt of the final written report from the Accountants, such payment to be made by wire transfer of immediately available funds to such account as is designated in writing by Seller to Buyer or Buyer to Seller, as applicable.

(h)                                 [***].

(i)                                    Any transfer, sale, license, conveyance or other disposition of any Purchased Regulatory Approval, the AG Agreement or any material right (including Licensed Trademarks) related to a Product by any Selling Entity or AG Selling Entity (excluding commercial sales of inventory of the Product in the ordinary course of business) shall require that the transferee, licensee or assignee thereof agree to be bound by the obligations relating to the Milestone Payments and the Royalty Payments (including, for clarity, Sections 2.3.1(b) through 2.3.1(j)) and in such case shall thereafter be deemed to be a Selling Entity or AG Selling Entity, as applicable.  Buyer shall remain primarily responsible for the payment of the Milestone Payments and the Royalty Payments to Seller notwithstanding any such transfer, sale, license, conveyance or other disposition.

(j)                                    Notwithstanding anything to the contrary in this Agreement, upon the occurrence of an Insolvency Event with respect to Buyer or an Affiliate of Buyer that controls Buyer, 100% of (i) the then-unpaid Milestone Payments related to any Milestone Event that has been achieved, or (ii) the then-unpaid Royalty Payments related to any Net Sales that have occurred, in either case, at or prior to such Insolvency Event shall be accelerated and become immediately due and payable; provided, however, that in a case under Title 11 of the U.S. Bankruptcy Code, if Buyer assumes this Agreement in accordance with Section 365 of Title 11 of the U.S. Bankruptcy Code and cures any and all outstanding defaults, including any and all monetary and non-monetary defaults, within five Business Days of entry of an order authorizing such assumption, then any such unpaid Milestone Payments and any such Royalty Payments shall not be deemed accelerated in accordance with this Section 2.3.1(j), but shall remain due and payable in accordance with the terms and subject to the conditions set forth in this Section 2.3.1.  Nothing in this Agreement shall be construed, explicitly or implicitly, as consent or agreement by or on behalf of Seller to any proposed action by Buyer in a bankruptcy proceeding, including any proposed assumption, assumption and assignment or other disposition of this Agreement.

2.3.2                     Allocation of Consideration.  Buyer shall allocate the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under applicable Tax Laws) among the Purchased Assets in accordance with applicable Tax Laws (the “Allocation”) prior to or within 90 days following the Closing and shall deliver to Seller a copy of such Allocation promptly after such determination.  Seller shall have the right to review and raise any reasonable objections in writing to the Allocation during the 10-day period after its receipt thereof.  If Seller disagrees with respect to any item in the Allocation, the Parties shall negotiate in good faith to attempt to resolve the dispute.  Each Party shall have the right to allocate the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under applicable Tax Laws) among the Purchased Assets in its discretion if the Parties are unable to agree on an Allocation

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

despite their good faith negotiations.

2.3.3                     Finished Inventory.

(a)                                 Within 10 days following the Closing Date, Seller shall cause to be prepared and delivered to Buyer an invoice (the “Closing Inventory Statement”), which shall include reasonably detailed calculations for the Closing Inventory Value, including a statement listing, by SKU, the Finished Inventory as of the Closing Date, the quantity of each item of Finished Inventory and the remaining shelf life thereof as of the Closing Date.  The Closing Inventory Statement shall be based on a system count on the Finished Inventory conducted within 10 days following the Closing Date.  Buyer shall, upon reasonable notice during normal business hours, be permitted to (i) discuss with appropriate representatives of Seller the Closing Inventory Statement and (ii) have reasonable access to such work papers of Seller as are necessary to confirm Seller’s calculation of the Closing Inventory Value.

(b)                                 In the event Buyer disputes Seller’s calculation of Closing Inventory Value as set forth in the Closing Inventory Statement, within 30 days after receipt of the Closing Inventory Statement, Buyer will so notify Seller in writing within such 30 day period (the “Closing Inventory Objection Notice”) and the Parties will attempt thereafter to resolve such dispute amicably during the 30 day period following Seller’s receipt of the Closing Inventory Objection Notice and, if they cannot do so, they will (unless the Parties mutually agree to continue their efforts to resolve such dispute) submit the dispute for resolution by the Accountants, or if the Accountants are unwilling or unable to serve, then to a mutually agreed upon and jointly appointed independent and impartial certified public accountant who is a partner at a nationally recognized accounting firm in the United States that is not the auditor or independent accounting firm of, and is otherwise independent of, the Parties and any of their respective Affiliates (the Accountants or such other accountant, the “Transaction Arbitrator”) for final and binding arbitration in New York, New York.  The Transaction Arbitrator shall be instructed, pursuant to an engagement letter, to resolve only those matters set forth in the Closing Inventory Objection Notice remaining in dispute and not to otherwise investigate any matter independently.  Buyer and Seller each agree to furnish to the Transaction Arbitrator such individuals and such information, books and records as may be reasonably required by the Transaction Arbitrator to make its final determination.  Buyer and Seller shall also instruct the Transaction Arbitrator to render its reasoned written decision as promptly as practicable but in no event later than 30 days from the date that information related to the unresolved objections was presented to the Transaction Arbitrator by the Buyer and the Seller.  With respect to each disputed item, such decision, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Closing Inventory Statement or Buyer in the Closing Inventory Objection Notice with respect to such disputed item.  The fees and expenses of the Accountants or the Transaction Arbitrator, as applicable, shall be paid by Buyer if the Accountants (or the Transaction Arbitrator, if applicable) conclude that the Closing Inventory Value is greater than or equal to the amount set forth in the Closing Inventory Statement, or by Seller if the Accountants (or the Transaction Arbitrator, if applicable) conclude that the Closing Inventory Value is less than the amount set forth in the Closing Inventory Statement.  The decision of the Accountants (or the

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Transaction Arbitrator, if applicable) as to the Closing Inventory Value shall be final (absent manifest error).

(c)                                  If Buyer and Seller resolve the determination of the Closing Inventory Value during the 30 day period referred to in Section 2.3.3(b), the Closing Inventory Value agreed to by the Parties shall be deemed to be the “Final Closing Inventory Value”. If the Closing Inventory Value is determined by the Accountants or the Transaction Arbitrator, as applicable, pursuant to the terms of this Section 2.3.3, such Closing Inventory Value shall be deemed to be the “Final Closing Inventory Value.” If Buyer does not timely dispute the initial Closing Inventory Statement within 30 days after receipt thereof, then the Closing Inventory Value proposed by Seller in its Closing Inventory Statement shall be deemed to be the “Final Closing Inventory Value.”

(d)                                 Buyer shall pay to Seller an amount equal to the lesser of (i) the Final Closing Inventory Value and (ii) [***] in cash by wire transfer of immediately available funds to the account designated by Seller in the Closing Inventory Statement within five Business Days after the date on which the Final Closing Inventory Value is finally determined pursuant to this Section 2.3.3.

(e)                                  Until the earlier of (i) the sale of the Finished Inventory to a Third Party customer and (ii) the transfer of the Finished Inventory to Buyer or its applicable Affiliate, in either case, pursuant to the Transitional Services Agreement, (A) Seller or its applicable Affiliate shall retain title to the Finished Inventory and (B) physical possession of, and risk of loss with respect to, such Finished Inventory shall remain with Seller or its applicable Affiliate. Following the Closing and prior to the transfer of title to Finished Inventory pursuant to the Transitional Services Agreement, Seller shall be responsible for replacing such Finished Inventory in Seller’s or its Affiliates’ possession that is damaged or destroyed with inventory that has a remaining useful shelf life of not less than 32 months.  Notwithstanding any other provision in this Agreement, title to the Finished Inventory shall pass from Seller to Buyer, an Affiliate of Buyer or the applicable Third Party customer upon delivery of such Finished Inventory.

2.4                               Closing.

2.4.1                     Closing.  Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the Washington, D.C. office of Covington & Burling LLP, at 10:00 a.m. local time, on a Business Day on a date not later than three Business Days following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or such other time and place as Buyer and Seller may agree to in writing.  The Closing shall be deemed to have occurred at 12:00 a.m., Eastern time, on the Closing Date, such that Buyer shall be deemed the owner of the Purchased Assets on and after the Closing Date.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

2.4.2                     Closing Deliveries.

(a)                                 Except as otherwise indicated below, at the Closing, Seller shall deliver the following to Buyer:

(i)                                     each of the Ancillary Agreements (other than the Novation Agreement, the Pharmacovigilance Agreement and the Quality Agreement) to which Seller or any of its Affiliates is a party, validly executed by a duly authorized representative of Seller or its applicable Affiliate;

(ii)                                  a receipt acknowledging receipt of the Closing Payment in satisfaction of Buyer’s obligations pursuant to Section 2.3.1(a), validly executed by a duly authorized representative of Seller;

(iii)                               the tangible Purchased Assets; provided, that (A) delivery shall, unless the Parties otherwise mutually agree, be to the locations and on the timeframes set forth in Schedule 2.4.2(a)(iii), and (B) Seller may retain copies of the Purchased Regulatory Documentation and the Purchased Product Records included within the Purchased Assets and the Purchased Contracts (and, for the avoidance of doubt, prior to delivering or making available any files, documents, instruments, papers, books and records containing Purchased Product Records or constituting Purchased Regulatory Documentation to Buyer, Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Product Business); and

(iv)                              a certificate, dated as of the Closing Date, validly executed by a duly authorized officer of Seller, certifying that all of the conditions set forth in Section 6.2.1, Section 6.2.2 and Section 6.2.3 have been satisfied.

(b)                                 At the Closing, Buyer shall deliver the following to Seller:

(i)                                     each of the Ancillary Agreements (other than the Pharmacovigilance Agreement and the Quality Agreement) to which Buyer or any of its Affiliates is a party, validly executed by a duly authorized representative of Buyer or its applicable Affiliate;

(ii)                                  the Closing Payment in accordance with Section 2.3.1 (along with a U.S. Federal Reserve reference or similar number evidencing execution of such payment); and

(iii)                               a certificate, dated as of the Closing Date, validly executed by a duly authorized officer of Buyer, certifying that all of the conditions set forth in Section 6.3.1 and Section 6.3.2 have been satisfied.

(c)                                  Buyer shall conduct a quality and completeness review of the Purchased Regulatory Documentation transferred to it pursuant to Section 2.4.2(a)(iii) promptly following such transfer and, within 30 days after such transfer, shall notify Seller in writing of

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

any problems or issues experienced by Buyer regarding the completeness, navigation or readability of such transferred Purchased Regulatory Documentation that Buyer reasonably and in good faith believes are related to the transfer of such Purchased Regulatory Documentation (and not, for example, related to Buyer system capabilities or compatibility).  Seller shall use its commercially reasonable efforts to assist Buyer in remedying any such problems or issues (if any) as soon as reasonably practicable following Seller’s receipt of Buyer’s notice of the same.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the corresponding section of the Seller Disclosure Schedules.  Disclosures in any section or paragraph of the Seller Disclosure Schedules shall be deemed disclosure with respect to any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other sections or paragraphs.

3.1.1                     Entity Status.  Seller is a corporation duly formed, validly existing and in good standing under the Laws of Sweden.  Seller is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) in each jurisdiction in which the ownership of the Purchased Assets or operation of the Product Business so requires, except to the extent the failure to be so qualified to do business or be in good standing would not reasonably be expected to constitute a Material Adverse Effect.

3.1.2                     Authority.

(a)                                 Seller has the requisite corporate power and authority to (i) own, use and operate the Purchased Assets and to carry on the Product Business as now being conducted and (ii) enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of Seller.  This Agreement (assuming the due authorization, execution and delivery hereof by Buyer) constitutes, and each Ancillary Agreement to which it will be a party, when executed and delivered by Seller (assuming the due authorization, execution and delivery thereof by each other party thereto), will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Enforceability Exceptions”).

(b)                                 Each Affiliate of Seller that will enter into an Ancillary Agreement has the requisite entity power and authority to perform its obligations under each Ancillary

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Agreement to which it will be a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Ancillary Agreements to which any Affiliate of Seller will be a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary organizational actions of such Affiliate.  Each Ancillary Agreement, when executed and delivered by an Affiliate of Seller that will be a party thereto (assuming the due authorization, execution and delivery thereof by each other party thereto), will constitute the valid and legally binding obligation of such Affiliate, enforceable against such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

3.1.3                     Non-Contravention.  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party and the execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement to which such Affiliate will be a party do not and will not (a) violate the certificate of formation or operating agreement or comparable organizational documents of Seller or such Affiliate, as applicable, (b) subject to compliance with the HSR Act or any applicable Foreign Competition Law, violate any Law applicable to Seller or such Affiliate, as applicable, the Product Business or the Purchased Assets, (c) subject to obtaining the consents, Permits and authorizations, giving the notices and making the filings referred to in Section 3.1.5(b), (i) violate, breach or constitute a default under, result in the termination or cancellation of, acceleration of any right or obligation of Seller or any Affiliate thereof under, or require any other notice, consent or waiver under, any Contract or Permit to which Seller or such Affiliate is a party or to which any of the Purchased Assets is subject, and which, in each case, is necessary for the conduct of the Product Business, or (ii) (A) violate any Order to which Seller or any of its Affiliates is subject relating to the Product Business, or (B) require on the part of Seller or any of its Affiliates any filing with, or any authorization, consent or approval of, any Governmental Authority or (d) result in any Encumbrance (other than a Permitted Encumbrance) on any Purchased Assets, except, in the case of (b) or (c), for such violations, breaches, defaults or terminations that would not reasonably be expected to be material to the Product Business or the Purchased Assets.

3.1.4                     No Broker.  There is no broker, finder or financial advisor acting or who has acted on behalf of Seller or any of its Affiliates that is entitled to receive any brokerage or finder’s or financial advisory fee from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.1.5                     No Litigation; Consents.

(a)                                 (i) As of the Execution Date, there is no Litigation pending or, to Seller’s Knowledge, threatened in writing, against Seller or any of its Affiliates before any Governmental Authority in respect of the Product Business or the Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) there is no Order to which Seller or any of its Affiliates is subject in respect of the Product Business or the Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements, except, in each case ((i) and (ii) immediately above), for such Litigation and Orders that would not reasonably be expected to be material to the Product Business or the Purchased Assets.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

(b)                                 Except for (i) if required, filings under the HSR Act and any comparable filing under applicable Foreign Competition Law, and the expiration of any applicable waiting periods thereunder, (ii) consents, Permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not materially and adversely impact the Product Business or the Purchased Assets, (iii) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates and (iv) items disclosed in Section 3.1.5(b) of the Seller Disclosure Schedules, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Authority or other Person is required for Seller or any of its Affiliates to consummate the transactions contemplated hereby or by the Ancillary Agreements.

3.1.6                     Purchased Assets.

(a)                                 Seller has, or its Affiliates have, good title to, or valid contract rights in, as applicable, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)                                 Assuming the receipt of all required consents of Third Parties for the transfer of Purchased Assets and, other than Accounts Receivable, cash and other working capital items, employees engaged in the Product Business (and assets related to such employees), Tax attributes and goodwill associated with the Product Business, Manufacturing-related assets (including inventory and Contracts), information technology and other corporate assets and rights made available or provided by Buyer and its Affiliates under this Agreement or the Ancillary Agreements and other assets that are immaterial to the conduct of the Product Business, the Purchased Assets and the intellectual property licensed to Buyer or its Affiliates under the License Agreement constitute the entire right, title and interest owned by Seller or any of its Affiliates in assets relating exclusively to the Product or the Product Business. The Purchased Assets and the intellectual property licensed to Buyer or its Affiliates under the License Agreement constitute all assets necessary and sufficient for the conduct of the Product Business in all material respects as has been conducted by Seller and its Affiliates since January 1, 2016 and is presently conducted by Seller and its Affiliates, other than (a) Accounts Receivable, cash and other working capital items, (b) employees engaged in the Product Business (and assets related to such employees), (c) Tax attributes and goodwill associated with the Product Business, (d) Manufacturing-related assets (including inventory and Contracts), information technology and other corporate assets and rights made available or provided by Buyer and its Affiliates under this Agreement or the Ancillary Agreements and (e) those assets listed in Section 3.1.6 of the Seller Disclosure Schedules.

3.1.7                     Financial Information.  Section 3.1.7 of the Seller Disclosure Schedules sets forth a statement of revenues and direct expenses, in each case attributable to the Product and the Authorized Generic Product, for (x) the year ended December 31, 2015 and (y) for the six months ended June 30, 2016 (the “Financial Statement”).  The Financial Statement (i) has been prepared from the books and records of Seller and reflects only actual transactions, and (ii) fairly presents, in all material respects, the revenues and direct expenses, in each case attributable to the Product, for the periods indicated.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

3.1.8                     Contracts.  Each of the Purchased Contracts and the Product Contracts is in effect and constitutes a legal, valid and binding agreement of Seller or an Affiliate of Seller and, to Seller’s Knowledge, each other party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions.  Seller is not and, to Seller’s Knowledge, no other party thereto is, in material breach or material default in the performance, observance or fulfillment of any obligation or covenant contained in any Purchased Contract or any Product Contract.  As of the Execution Date, Seller has not provided to or received from any other party to a Purchased Contract or Product Contract written notice of any such alleged default.  As of the Execution Date, Seller has not given any written notice to a Third Party that is a party to any Purchased Contract or Product Contract that it intends to terminate such Purchased Contract or Product Contract and has not received any written notice from any such Third Party stating that such Third Party intends to terminate or materially reduce its business with Seller under any Purchased Contract or Product Contract.  True and complete copies of all Purchased Contracts and the Key Product Contract have been made available to Buyer.

3.1.9                     Compliance with Law.  Seller and its Affiliates, with respect to the operation of the Product Business, are, and since January 1, 2015 have been, in compliance with all Laws applicable to the Product Business and the Purchased Assets, including (a) any applicable Laws governing the approval, Manufacture, sale, marketing, promotion, or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or other Person, and (b) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the False Claims Act (42 U.S.C. § 3729 et seq.), the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78 et seq.), the UK Bribery Act 2010, any other applicable anticorruption or anti-bribery Laws applicable to Seller or its Affiliates with respect to the operation of the Product Business, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq., 42 U.S.C. § 300jj et seq.; 42 U.S.C. § 17901 et seq.), to the extent applicable, and any comparable foreign, state or local Laws, in each case, except for such noncompliance that would not reasonably be expected to constitute a Material Adverse Effect.  During the two years prior to the Execution Date, neither Seller nor any of its Affiliates has received any written notices including any warning letter, notice of adverse finding, or notice of deficiency, or similar communication of any alleged violation of any Law with respect to, the Product Business, the Manufacture of the Product or the Authorized Generic Product, the Purchased Assets or the Assumed Liabilities.

3.1.10              Absence of Certain Changes or Events.

(a)                                 From December 31, 2015 through the Execution Date, there has not occurred any Material Adverse Effect.

(b)                                 From December 31, 2015 through the Execution Date, other than with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (i) Seller and its Affiliates have conducted the Product Business in all material respects in the Ordinary Course of Business and (ii) Seller and its Affiliates, with respect to the Product Business, have not taken any action that would require the written consent of Buyer pursuant to Section 4.2.2 had such action been taken during the Pre-Closing Period.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

3.1.11              Regulatory Matters.

(a)                                 Seller, or an Affiliate of Seller, possesses all Purchased Regulatory Approvals.  The Purchased Regulatory Approvals are valid and are in full force and effect.  No proceeding is pending or, to Seller’s Knowledge, threatened in writing regarding the validity or revocation of any Purchased Regulatory Approval.  As of the Execution Date, neither Seller nor its Affiliates has received any written communication from any Governmental Authority threatening to withdraw or suspend any Purchased Regulatory Approval.  Neither Seller nor any of its Affiliates is in material violation of the terms of any Purchased Regulatory Approval.

(b)                                 During the two years prior to the Execution Date, there has not been any product recall or market withdrawal or replacement conducted by or on behalf of Seller concerning the Product or, to Seller’s Knowledge, the Authorized Generic Product or, to Seller’s Knowledge, any product recall, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Product or the Authorized Generic Product.  Seller has made available to Buyer copies of material complaints and notices of alleged defect or adverse reaction with respect to the Product or the Authorized Generic Product that have been received in writing by Seller and its Affiliates during the two years prior to the Execution Date.  In the two years prior to the Execution Date, all material documents, declarations, listings, registrations, notices, reports or submissions, including Adverse Event or other safety reports, required to be filed by Seller and any Affiliate of Seller with respect to the Product or Authorized Generic Product have been so filed on a timely basis, were in material compliance with applicable Laws when filed, and were complete and accurate in all material respects when filed.

(c)                                  During the two years prior to the Execution Date, the Product distributed and sold in the Territory and the Authorized Generic Product has been Manufactured in compliance in all material respects with applicable Law, including cGMP, and applicable Regulatory Approvals.  None of Seller, any Affiliate of Seller or, to Seller’s Knowledge, any Third Party engaged by Seller in connection with the Manufacture of the Product or the Authorized Generic Product for distribution and sale in the Territory has received in the two years prior to the Execution Date or is subject to any warning letter, or notice of deficiency, with respect to any facility Manufacturing the Product or the Authorized Generic Product for distribution and sale in the Territory.

3.1.12              Debarred Personnel.  During the three years prior to the Execution Date, none of Seller or any of its Affiliates or employees or, to Seller’s Knowledge, any consultant who has undertaken activities for or on behalf of the Product Business, has been debarred or deemed subject to debarment pursuant to Section 306 of the Act nor, to Seller’s Knowledge, are any such Persons the subject of a conviction described in such section.

3.1.13              Intellectual Property.

(a)                                 Section 3.1.13 of the Seller Disclosure Schedules sets forth a listing of all pending and issued trademark registrations for the Licensed Trademarks in the

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Territory.  Seller or one of its Affiliates owns all right, title and interest in all trademark registrations for such Licensed Trademarks in the Territory.

(b)                                 As of the Execution Date, to the Seller’s Knowledge, no Litigation is currently pending and Seller has not within the two years prior to the Execution Date, received any written notice by any Third Party alleging that (i) the Product or Authorized Generic Product, or the conduct of the Product Business, as currently conducted, infringes (or in the past infringed) any intellectual property rights of such Third Party or (ii) any of the Licensed Trademarks is invalid or unenforceable, or challenging Seller’s or any of its Affiliates’ ownership of the Licensed Trademarks.

(c)                                  To Seller’s Knowledge, neither the operation of the Product Business as currently conducted, nor the Exploitation of the Product or the Authorized Generic Product, in each case, as currently Exploited in the Territory, infringes or misappropriates any intellectual property rights of any Person.

3.1.14              Tax Matters.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)                                 Seller has timely paid all Taxes which will have been required to be paid by it, the non-payment of which would result in an Encumbrance on any Purchased Asset, would otherwise adversely affect the Product Business or would result in Buyer becoming liable or responsible therefor;

(b)                                 Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Product Business and are incurred or attributable to the Pre-Closing Tax Period, the non-payment of which would result in an Encumbrance on any Purchased Asset, would otherwise adversely affect the Product Business or would result in Buyer becoming liable therefor; and

(c)                                  there are no Encumbrances for Taxes upon any of the Purchased Assets, except for Permitted Encumbrances.

3.1.15              Finished Inventory.  Section 3.1.15 of the Seller Disclosure Schedules sets forth a complete and accurate list of the Finished Inventory as of September 28, 2016, including (a) the quantity of each item, listed by SKU, of Finished Inventory as of such date, (b) the remaining shelf life thereof as of such date, and (c) the cost of such Finished Inventory.  The Finished Inventory is usable or saleable in the Ordinary Course of Business. None of the Finished Inventory is obsolete or expired. No quantities of Finished Inventory are held on a consignment basis.

3.1.16              Product Liability. There are no pending or, to Seller’s Knowledge, threatened, product liability, warranty or similar claims by any Third Party against Seller or any of its Affiliates (whether based on contract or tort and whether relating to personal injury

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

including death, property damage or economic loss) with respect to the Product Business.

3.1.17              Certain Financial Information.  As of the Execution Date, [***].

3.2                               Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the corresponding section of the Buyer Disclosure Schedules.  Disclosures in any section or paragraph of the Buyer Disclosure Schedules shall be deemed disclosure with respect to any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other sections or paragraphs:

3.2.1                     Corporate Status.  Each of Buyer and each Affiliate of Buyer that is specified to be a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized by the applicable jurisdiction) under the Laws of the jurisdiction of its organization or incorporation.

3.2.2                     Authority.

(a)                                 Buyer has the requisite organizational power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary organizational actions of Buyer.  This Agreement (assuming the due authorization, execution and delivery hereof by Seller) constitutes and each Ancillary Agreement to which Buyer will be a party, when executed and delivered by Buyer (assuming the due authorization, execution and delivery thereof by each other person thereto), will constitute, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

(b)                                 Each Affiliate of Buyer that will enter into an Ancillary Agreement has the requisite organizational power and authority to perform its obligations under each Ancillary Agreement to which it will be a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Ancillary Agreements to which any Affiliate of Buyer will be a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary organizational actions of such Affiliate.  Each Ancillary Agreement, when executed and delivered by an Affiliate of Buyer that is a party thereto (assuming the due authorization, execution and delivery thereof by each other person thereto), will constitute the valid and legally binding obligation of such Affiliate, enforceable against such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

3.2.3                     Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and of each Ancillary Agreement to which it will be a party and the execution, delivery and performance by each Affiliate of Buyer of each Ancillary Agreement to which such Affiliate is a party do not and will not (a) violate the certificate of incorporation or bylaws, or

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

comparable organizational documents, of Buyer or such Affiliate, as applicable, (b) subject to compliance with the HSR Act or any applicable Foreign Competition Law, violate any Law applicable to Buyer or such Affiliate, as applicable, or (c) subject to obtaining the consents, Permits and authorizations, giving the notices and making the filings referred to in Section 3.2.5(b), (i) violate any Order to which Buyer or any of its Affiliates is subject or (ii) require on the part of Buyer any filing with, or any authorization, consent or approval of, any Governmental Authority, except, in the case of (b) or (c), for such violations, breaches, defaults or terminations that would not reasonably be expected to constitute a Buyer Material Adverse Effect.

3.2.4                     No Broker.  There is no broker, finder, financial advisor or other Person acting or who has acted on behalf of Buyer or its Affiliates that is entitled to receive any brokerage or finder’s or financial advisory fee from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.2.5                     No Litigation; Consents.

(a)                                 (i) There is no Litigation pending or, to the knowledge of Buyer,  threatened in writing, against Buyer or any of its Affiliates before any Governmental Authority in respect of the Product Business or the Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) there is no Order to which Buyer or any of its Affiliates is subject in respect of the Product Business or the Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements, except, in each case ((i) and (ii) immediate above) for such Litigation and Orders that would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Except for (i) if required, the filings under the HSR Act and any comparable filing under applicable Foreign Competition Law, and the expiration of the waiting periods thereunder, (ii) consents, Permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not materially and adversely impact the Product Business or the Purchased Assets, (iii) consents, Permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Seller or its Affiliate and (iv) items disclosed in Section 3.2.5(b) of the Buyer Disclosure Schedule, no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Authority or other Person is required for Buyer or any of its Affiliates to consummate the transactions contemplated hereby or by the Ancillary Agreements.

3.2.6                     Debarred Personnel.  During the three years prior to the Execution Date, neither Buyer nor, to the knowledge of Buyer, any of Buyer’s or its Affiliates’ employees or consultants, has been debarred or deemed subject to debarment pursuant to Section 306 of the Act nor, to the knowledge of Buyer, are any such Persons the subject of a conviction described in such section.

3.2.7                     Financial Capacity; Solvency.

(a)                                 As of the Closing Date, Buyer will have sufficient funds available under the Credit Agreement, together with other cash on hand of the Buyer, to pay the Closing

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Payment and Final Closing Inventory Value and to make all other payments required to be made by Buyer at Closing in connection with the transactions contemplated hereby and by the Ancillary Agreements and to pay all related fees and expenses of Buyer and its Affiliates as described herein and in the Ancillary Agreements (the “Debt Financing”).

(b)                                 The Credit Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Buyer on the terms therein.  As of the Execution Date, there are no side letters or other Contracts or arrangements related to the funding of any of the Debt Financing, other than as expressly set forth in the Credit Agreement or in the Credit Agreement Consent, and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing, other than as expressly set forth in the Credit Agreement.

(c)                                  The Credit Agreement is in effect and constitutes a legal, valid and binding agreement of Buyer and, to Buyer’s knowledge, each of the Financing Sources, enforceable in accordance with its terms, subject to the Enforceability Exceptions.  Buyer is not and, to Buyer’s knowledge, no Financing Source is, in material breach or default under the Credit Agreement.  Assuming the satisfaction of the conditions set forth in ARTICLE 6, as of the date of this Agreement, Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be made available to Buyer at or prior to the Closing Date.

(d)                                 After giving effect to the transactions contemplated hereby, including the Debt Financing, the payment of the Closing Payment and Final Closing Inventory Value and all other amounts required to be paid by Buyer and its Affiliates in connection with the consummation of the transactions contemplated hereby, including the payment of all related fees and expenses, and any repayment or refinancing of debt contemplated by the Credit Agreement, Buyer will not (i) be insolvent (because (A) Buyer’s financial condition is such that the sum of its debts is greater than the fair value of its assets, (B) the present fair saleable value of Buyer’s assets will be less than the amount required to pay Buyer’s probable liability on its debts as they become absolute and matured or (C) Buyer is unable to pay all of its debts as and when they become due and payable), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

3.2.8                     Compliance with Applicable Law.  Buyer is aware of applicable Laws relating to marketing, distribution and sale of the Product and Authorized Generic Product in the Territory, and can in all material respects legally import, export, store, market, distribute and sell the Product and the Authorized Generic Product in the Territory immediately following the transfer of the Purchased Regulatory Approval to Buyer.

3.3                               Exclusivity of Representations.

3.3.1                     Buyer acknowledges and agrees that, except for the express representations and warranties contained in Section 3.1 or in any Ancillary Agreement, (a) Seller has made no representation or warranty whatsoever herein or otherwise related to the

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

transactions contemplated hereby or by the Ancillary Agreements and (b) Buyer has not relied on any representation or warranty, express or implied, in connection with the transactions contemplated hereby or by the Ancillary Agreements. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except as expressly provided in this Agreement or in any Ancillary Agreement, Buyer is acquiring the Purchased Assets on an “as is, where is” basis without any express or implied warranties, either in fact or by operation of law, by statute or otherwise, including any warranty as to quality, the fitness for a particular purpose, merchantability, condition of the Purchased Assets or as to any other matter.  Buyer acknowledges that it has been permitted access to the books and records of the Product Business that it has desired or requested to see and review, and that it has had an opportunity to meet with employees of Seller and its Affiliates to discuss the Product Business, the Product, the Authorized Generic Product, the Purchased Assets and the Assumed Liabilities.  Except as expressly set forth in any representation or warranty in Section 3.1, Buyer acknowledges and agrees that it and other Buyer Indemnitees shall have no claim or right to indemnification pursuant to ARTICLE 7 (or otherwise) with respect to any information, documents, or materials furnished to or for Buyer by Seller or any of its Affiliates or any of their respective officers, directors, employees, agents or advisors, including any information, documents, or material made available to Buyer in any “data room”, management presentation, or any other form in connection with the transactions contemplated by this Agreement.  Buyer has received and may continue to receive from Seller and its Affiliates certain estimates, projections, plans, budgets and other forecasts for the Product Business or the Authorized Generic Product.  Buyer acknowledges that these estimates, projections, forecasts, plans and budgets, and the assumptions on which they are based, were prepared for specific purposes and may vary significantly from each other.  Further, Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the underlying assumptions) and that, except as expressly set forth in any representation or warranty in Section 3.1,  Buyer is not relying on any estimates, projections, forecasts, plans or budgets made available or otherwise furnished by Seller or its Affiliates, and Buyer shall not, and shall cause its Affiliates not to, hold any such Person liable with respect thereto (whether in warranty, contract, tort (including negligence or strict liability) or otherwise).

3.3.2                     Seller acknowledges and agrees that, except for the express representations and warranties contained in Section 3.2 or in any Ancillary Agreement, Buyer has made no representation or warranty whatsoever herein or otherwise related to the transactions contemplated hereby or by the Ancillary Agreements and Seller has not relied on any representation or warranty, express or implied, in connection with the transactions contemplated hereby or by the Ancillary Agreements.

3.4                               Acknowledgements Regarding Seller’s Representations and Warranties.  Buyer acknowledges and agrees that (a) Section 3.1.5(a) does not address Litigation related to regulatory matters, which is the subject of Section 3.1.11, or Litigation relating to intellectual property, which is the subject of Section 3.1.13; and (b) Section 3.1.9 does not address regulatory matters, which are the subject of Section 3.1.11.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

ARTICLE 4
PRE-CLOSING COVENANTS

4.1                               Access and Information.

4.1.1                     During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), Seller shall, and shall cause its Affiliates and Representatives to, afford Buyer and its Representatives, continued reasonable access to Seller employees to discuss the Product Business and continued access through an electronic data room to the books, records and Contracts of Seller, to the extent related to the Product Business or the AG Agreement (other than the Excluded Assets), and Seller shall use commercially reasonable efforts to provide such Representatives of Buyer reasonable access, at reasonable times, or reasonably prior notice and subject to such confidentiality and access policies and procedures as required by Seller or its Affiliates to the Manufacturing facility used in connection with the Manufacture of the Product; provided, however, that such access shall not unreasonably disrupt Seller’s ordinary course operations.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access could, in Seller’s reasonable judgment, (i) violate applicable Law, or any binding agreement entered into prior to the Closing Date (including any confidentiality agreement with a Third Party to which Seller is a party), (ii) jeopardize any attorney/client privilege or other established legal privilege or (iii) disclose any trade secrets; provided that in each case, Seller shall: (A) give reasonable notice to Buyer of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 4.1.1, (B) inform Buyer with sufficient detail of the reason for such restriction or prohibition, and (C) use its commercially reasonable efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.  All requests for information made pursuant to this Section 4.1.1 shall be directed to such person or persons as is designated by Seller, and Buyer shall not directly or indirectly contact any officer, director, employee, agent or Representative of Seller or any of its Affiliates without the prior approval of such designated person(s).  As soon as reasonably practicable following the Execution Date, Seller agrees to deliver to Buyer a CD-ROM, flash drive or similar device containing the contents of the Intralinks Project Tallahassee “virtual dataroom” as of the date immediately prior to the Execution Date.

4.1.2                     Buyer acknowledges and agrees that (a) certain records may contain information relating to Seller or its Affiliates, but not relating to the Product Business (and, notwithstanding the inclusion of such information in such records, such information shall not constitute Purchased Assets), and that Seller and its Affiliates may retain copies thereof and (b) prior to making any records available to Buyer, Seller or its Affiliates may redact any portions thereof that do not relate to the Product Business.

4.1.3                     During the Pre-Closing Period, Buyer hereby agrees it shall not contact, and its shall cause its Affiliates or Representatives to not contact, any licensor, licensee, competitor, supplier, distributor or customer of Seller with respect to the Product, the Authorized Generic Product, the Purchased Assets, the Product Business, this Agreement, the Ancillary

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Agreements or the transactions contemplated hereby or thereby, without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed, provided that the Parties acknowledge and agree that Buyer, its Affiliates or Representatives shall be permitted, subject to prior coordination and consultation with Seller, to contact the counterparty to each of the Key Product Contract and the VA Agreement for purposes of establishing a direct relationship with each such party in respect of the Product Business that would become effective at or after the Closing.

4.1.4                     During the Pre-Closing Period, each Party shall (a) subject to applicable Law, reasonably cooperate with one another to prepare to transition the Product Business to Buyer and (b) promptly notify the other Party of any event, condition, fact, circumstance, occurrence, transaction or other item of which such Party becomes aware during the Pre-Closing Period that would reasonably be expected to constitute a breach of any representation or warranty or a breach in any material respect of any covenant set forth herein, in each case, that has caused or would reasonably be expected to cause any condition to the obligations of such Party to effect the transactions contemplated by this Agreement not to be satisfied at Closing.

4.2                               Ordinary Course of Business.

4.2.1                     During the Pre-Closing Period, except (a) as set forth in Schedule 4.2 or as otherwise contemplated by this Agreement or any Ancillary Agreement, (b) as required by applicable Law, (c) as required by the terms of any agreement binding upon Seller or its Affiliates as of the Execution Date, (d) for any actions taken by Seller that are reasonably required to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, or (e) as Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall, and shall cause its Affiliates to, (i) conduct the Product Business in the Ordinary Course of Business (provided that no action taken or not taken by Seller or its Affiliates in order to comply with Section 4.2.2 below shall be deemed to breach or violate this Section 4.2.1), (ii) not terminate, materially modify or waive any material claim under the AG Agreement and (iii) use commercially reasonable efforts to maintain satisfactory relationships with, and preserve the goodwill of, suppliers and customers having material business relationships with the Product Business.

4.2.2                     During the Pre-Closing Period, Seller shall not, and shall cause its Affiliates not to, take any of the following actions without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 other than sales or other dispositions of inventory of Product and Authorized Generic Product in the Ordinary Course of Business, pledge, sell, lease, transfer, license, assign or otherwise make subject to an Encumbrance (other than any Permitted Encumbrance) any Purchased Asset;

(b)                                 transfer, assign, grant any license to, abandon, or allow to lapse the Licensed Trademarks;

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

(c)                                  enter into, terminate (or fail to exercise any rights of renewal), amend, cancel or waive any material right or remedy under, any Product Contract or any Contract relating to the Product Business that would constitute a Purchased Contract (including any Contract providing for a royalty or deferred payment of any kind to be paid to a Third Party in respect of the Product or the Product Business in the Territory) at the Closing;

(d)                                 discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any claim that (A) results in any restriction on the conduct of the Product Business, (B) results in a monetary Liability that constitutes an Assumed Liability of the Product Business or a Liability that will be borne by Buyer or (C) waive, release or assign any material claims or rights of Seller or its Affiliates against Third Parties with respect to the Product Business;

(e)                                  enter into any financing or guarantee arrangement, agreement or undertaking with any customer of the Product Business or any financial institution, leasing company or similar business, which would constitute an Assumed Liability;

(f)                                   other than in the Ordinary Course of Business (A) offer any rebates, discounts, promotions or credits, to customers with respect to the Product in the Territory, or (B) make any change to any promotional programs or in the manner in which Seller generally extends rebates, discounts or credit to, or otherwise similarly deal with, customers with respect to the Product in the Territory;

(g)                                 (A) vary any inventory practices or, [***], vary product delivery timelines other than in an immaterial respect to customers of the Product Business with respect to the Product or the Authorized Generic Product (including inventory held by or on behalf of any of Seller’s or its Affiliates’ wholesalers), including bundling current and future orders for the Product or the Authorized Generic Product or otherwise accelerating sales or delivery of Product or the Authorized Generic Product into any period prior to the Closing, provided that nothing herein shall prevent Seller or its Affiliates from satisfying orders placed by customers of the Product Business in the Ordinary Course of Business so long as the satisfaction thereof complies with this clause (A), and (B) without limiting the foregoing clause (A), [***];

(h)                                 initiate any Litigation material to the Product Business or the Purchased Assets; or

(i)                                    enter into any Contract to do any of the foregoing (a) through (h).

4.2.3                     Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the Product Business prior to the Closing, and nothing contained in this Agreement is intended to give Seller or its Affiliates, directly or indirectly, the right to control or direct Buyer’s operations. Prior to the Closing, each of Buyer, on the one hand, and Seller and its Affiliates, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

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4.3                               Obligation to Consummate the Transaction.  Each of the Parties agrees that, subject to this Section 4.3 and Section 4.4, it shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article 6 are satisfied, insofar as such matters are within the control of either of them.  Without limiting the generality of the foregoing, during the Pre-Closing Period, commencing as soon as reasonably practicable after the Execution Date, Seller shall use its commercially reasonable efforts (not requiring the payment of money) to obtain the consents, Permits and authorizations, make the filings and issue the notices disclosed on Section 3.1.5(b) of the Seller Disclosure Schedules.

4.4                               Competition Filings.

4.4.1                     If required pursuant to applicable Law, each of Buyer and Seller shall file or cause to be filed as soon as practicable, and with respect to any filings under the HSR Act no later than 10 Business Days following the Execution Date, any notifications required under the HSR Act and any comparable filing required by the Foreign Competition Laws set forth on Schedule 4.4.1.  Thereafter, each of Buyer and Seller shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries or requests received from any Competition Authority for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire and obtain clearance or approval with respect to any other filings made pursuant to this Section 4.4.1 at the earliest possible date after the date of filing.  Buyer and Seller shall notify the other promptly upon the receipt of (a) any comments or communication it or any of its Affiliates receives from any officials of any Competition Authority in connection with any filings made pursuant to this Section 4.4.1 or otherwise relating to the matters that are the subject of this Agreement and (b) any request by any officials of any such Competition Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Law.  Buyer and Seller shall permit the other to review in advance any proposed communication by such Party to any Competition Authority with respect to any filings made pursuant to this Section 4.4.1. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 4.4.1, Buyer or Seller, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Competition Authority such amendment or supplement.  Neither Buyer, on the one hand, nor Seller, on the other hand, shall (or permit any of their respective Affiliates to) agree to participate in any meeting or other discussion with any Competition Authority in respect of any filings, investigation (including any settlement of the investigation, Litigation or other inquiry) relating to this Section 4.4 unless it consults with the other in advance and, to the extent permitted by such Competition Authority, gives the other the opportunity to attend and participate at such meeting or other discussion.

4.4.2                     Buyer and Seller shall cooperate with each other and shall (a) promptly prepare and file all necessary documentation and (b) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, in each case, to cause the waiting periods under the HSR Act to terminate or expire and obtain approval or clearance under

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any applicable Foreign Competition Law.  In connection with the foregoing, Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer and its Affiliates; Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and its Affiliates; and each of Buyer and Seller shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated hereby, in each case, that appear in any material filing made in connection with this Section 4.4.2.  The Parties may, as they deem advisable and necessary, designate, and if so designated shall treat such materials accordingly, any competitively sensitive materials provided to the other under this Section 4.4 as “outside counsel only.”

4.4.3                     All filing fees under the HSR Act and any applicable Foreign Competition Law, and all expenses (other than legal fees and expenses, which shall be borne by the Party incurring such expenses) in complying with any request for additional information or documentary material from any applicable Governmental Authority, shall be borne by Buyer.

4.4.4                     Notwithstanding anything in this Agreement to the contrary, Buyer shall take any and all steps necessary or advisable to obtain a waiver or consent from any Governmental Authority required to satisfy the conditions set forth in Section 6.1.1 and Section 6.1.2, as applicable, or to avoid the entry of or have lifted, vacated or terminated any order of a Governmental Authority or other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement so as to enable the Parties to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the End Date.  Such steps shall include: (a) proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting) the sale, divestiture or disposition (including by licensing any intellectual property rights) of any Purchased Assets or any other assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); (b) terminating any existing relationships and contractual rights and obligations; (c) otherwise offering to take or offering to commit to take any action which Buyer is capable of taking and, if the offer is accepted, taking or committing to take such action that limits Buyer’s and its Affiliates’ freedom of action with respect to, or their ability to retain, any of the Purchased Assets or any other assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); and (d) in the event that any permanent or preliminary injunction or other order or restraint is entered or becomes reasonably foreseeable to be entered in any Litigation that would make consummation of the transactions contemplated by this Agreement and the Ancillary Agreements unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements, promptly taking any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (a) and (b) of this Section 4.4.4) necessary to vacate, modify or suspend such injunction or order so as to satisfy the conditions set forth in Section 6.1.1 and Section 6.1.2 and enable the Parties to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the End Date. For the avoidance of doubt, Buyer’s obligations under this Section 4.4.4 shall be absolute and not qualified by “commercially reasonable efforts” or “reasonable best efforts.”

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4.4.5                     Buyer and Seller each shall not, and each shall cause its Affiliates not to, enter into any transaction or any Contract to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it more difficult, or to increase the time required, to:  (a) obtain the expiration or termination of the waiting period under the HSR Act (or obtain clearance or approval under applicable Foreign Competition Laws) applicable to the transactions contemplated by this Agreement, (b) avoid the entry of, the commencement of Litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby or (c) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

4.5                               Financing.

4.5.1                     Prior to the Closing, Buyer shall, and shall cause its Affiliates to, not permit any amendment or modification to be made to, or make or permit any waiver of any provision under, the Credit Agreement if such amendment, modification or waiver (a) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing available at the Closing unless Buyer or its Affiliates otherwise have sufficient available resources to perform the obligations required hereunder at the Closing, or (b) imposes new or additional conditions or otherwise expands, amends or modifies any conditions, to the receipt of the Debt Financing, in the case of either clause (a) or (b) above, in a manner that would reasonably be expected to (i) materially delay or prevent or (ii) make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on or prior to the Closing Date.  Prior to the Closing, Buyer shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in the Credit Agreement, except that Buyer may amend or replace the Credit Agreement so long as (x) such amendment does not impose terms or conditions that would reasonably be expected to materially delay or prevent the Closing and (y) with respect to replacements, the replacement debt commitments satisfy the terms and conditions of an Alternative Financing set forth below. In the event of such amendment or replacement of the Credit Agreement as permitted by the proviso to the immediately preceding sentence, the financing under such amended or replaced debt commitment will be deemed to be “Debt Financing” as such term is used in this Agreement.  During the Pre-Closing Period, Buyer shall not consummate or enter into any definitive agreement to consummate any acquisition or other strategic transaction that requires Buyer to draw any funds available as of the date hereof under the Credit Agreement prior to Closing or that would result in the Debt Financing not being able to be funded at the Closing.

4.5.2                     Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to satisfy on a timely basis all conditions to funding in the Credit Agreement applicable to Buyer to obtain the Debt Financing as promptly as practicable and shall give Seller prompt notice (i) of any material breach or material default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material default or material breach) by any party to the Credit Agreement or other definitive agreements related to the Debt Financing of

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which Buyer or any of its Affiliates become aware, (ii) of the receipt of any notice or other communication from any financing source with respect to any (A) actual breach, default, termination or repudiation by any party to the Credit Agreement or other definitive agreements related to the Debt Financing or (B) material dispute or disagreement between or among any parties to the Credit Agreement or other definitive agreements related to the Debt Financing, in each case, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded on the Closing Date and (iii) if at any time for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the Closing Date; provided that in no event will Buyer be under any obligation to disclose any information that is subject to attorney-client or other established legal privilege if Buyer shall have used its reasonable best efforts to disclose such information in a way that could not waive such privilege.  As soon as reasonably practicable, following the date on which Seller delivers to Buyer a written request therefor, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.  If any portion of the Debt Financing becomes unavailable or Buyer becomes aware of any event or circumstance that would reasonably be expected to make any portion of the Debt Financing unavailable, and on the material terms and conditions contemplated by the Credit Agreement (as modified in accordance with the terms hereof), (i) Buyer will promptly notify Seller and (ii) Buyer will use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement at the Closing with terms and conditions not materially less favorable, taken as a whole, to Buyer and Seller than the terms and conditions set forth in the Credit Agreement (“Alternative Financing”) as promptly as practicable following the occurrence of such event. In such event, (1) the term “Debt Financing” will be deemed to include the Alternative Financing, (2) the term “Credit Agreement” will be deemed to include any commitment letters or definitive documentation entered into pursuant to the terms thereof with respect to any such alternative debt financing.

4.5.3                     During the Pre-Closing Period, Seller shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to provide or cause to be provided, and to cause their respective Representatives to provide or cause to be provided, to Buyer, in each case, at Buyer’s sole expense, all cooperation reasonably requested by Buyer that is necessary to consummate the Debt Financing (in each case, so long as such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its Affiliates) and causing the conditions in the Credit Agreement to be satisfied, including in (i) preparing and furnishing to Buyer and the Financing Sources as promptly as practicable all information and disclosures relating to the Product Business as may be reasonably requested by Buyer, (ii) facilitating the pledging of collateral for the Debt Financing, effective upon and subject to the occurrence of the Closing, (iii) obtaining from Seller’s and its Affiliates’ existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Buyer in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, all effective upon and subject to the occurrence of the Closing, and (iv) cooperating with Buyer to satisfy the conditions precedent to the Debt Financing to the extent within the control of Seller or its Affiliates, provided, however, that (a) none of Seller or any of its Affiliates shall have any Liability in connection with any cooperation

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provided pursuant to this Section 4.5.3 (including for costs or expenses that are not reimbursed in full by Buyer prior to the Closing), (b) none of Seller or any of its Affiliates shall be required pursuant to this Section 4.5.3 to prepare or cause its Representatives to prepare any financial statements with respect to the Product Business, Purchased Assets or Assumed Liabilities not otherwise prepared by Seller or its Affiliates in the ordinary course as of the Execution Date, and (c) none of the Seller or any of its Affiliates shall be required to (x) issue or cause to be issued any legal opinions or account’s comfort letters or (y) take any action (A) under any certificate, document or instrument relating to the Debt Financing that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing), (B) that would reasonably be expected to cause any director, officer, or employee of the Seller or its Affiliates to incur personal liability in connection with the Debt Financing, (C) that would conflict with or violate its organizational documents or violate applicable Laws, or (D) that would cause any condition to the Closing to fail to be satisfied or otherwise cause a material breach of this Agreement.  Buyer shall, promptly upon request by Seller, reimburse, or cause its Affiliates to reimburse, Seller for Seller’s and its Affiliates’ reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with such cooperation contemplated by this Section 4.5.3 and shall indemnify and hold harmless Seller, its Affiliates and their respective Representative, in each case, acting on behalf of Seller or its Affiliates for and against any and all Losses suffered or incurred by any of them in connection with the Debt Financing (including any action taken in connection with this Section 4.5.3), except to the extent such Losses result from the gross negligence or willful misconduct of Seller, its Affiliates or its Representatives.  The obligations of Buyer in the foregoing sentence shall survive the consummation of the transactions contemplated by this Agreement and the termination of this Agreement.

4.5.4                     All non-public information provided by or on behalf of Seller or its Affiliates to Buyer, its Affiliates or its Representatives pursuant to this Section 4.5 or otherwise in connection with the Debt Financing is subject to the terms of Section 5.4.

4.5.5                     Notwithstanding anything to the contrary contained in this Agreement, each Party: (a) agrees that it will not bring or support any Person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any sources of Debt Financing (which for the purposes of this provision shall include the lenders under the Credit Agreement and all other sources of Debt Financing and their respective Affiliates, equityholders, members, partners and Representatives involved in the financing contemplated by the Credit Agreement) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Credit Agreement or the performance thereof or the financings contemplated thereby, in any forum other than the federal and state courts located in Delaware; (b) agrees that, except as specifically set forth in the Credit Agreement, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any sources of Debt Financing in any way relating to any of the Credit Agreement or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules or conflict of laws to the extent such principles or

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rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Credit Agreement or the performance thereof or the financings contemplated thereby.  Notwithstanding anything to the contrary contained in this Agreement, (x) the Seller, and its respective Affiliates, Representatives, partners, managers, members or stockholders shall not have any rights or claims against any source of Debt Financing, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Credit Agreement or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (y) no source of Debt Financing shall have any liability (whether in contract, in tort or otherwise) to any of the Seller, or its Affiliates, Representatives, partners, managers, members or stockholders for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Credit Agreement or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.  Notwithstanding anything to the contrary contained in this Agreement, the sources of Debt Financing are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 4.5.5.  The provisions of this Section 4.5.5 may not be amended, restated, supplemented, modified or waived without the prior written consent of the sources of Debt Financing.

4.6                               Ancillary Agreements.  Following the Execution Date, the Parties shall negotiate in good faith and use their respective reasonable best efforts to negotiate and finalize the Supply Agreement and the schedules and exhibits thereto prior to the Closing.

ARTICLE 5
ADDITIONAL COVENANTS

5.1                               Cooperation in Litigation and Investigations.  Subject to Section 5.4 and except as set forth in any Ancillary Agreement, from and after the Closing Date, Buyer and Seller shall reasonably cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Product Business or the Exploitation or Manufacture of the Product or the Authorized Generic Product prior to or after the Closing (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply).  In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date, each of Seller and Buyer shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Purchased Assets, the Assumed Liabilities or the Excluded Liabilities held by it and reasonably

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necessary to permit the defense or investigation of any such Litigation, examination or audit (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall, and shall cause its Affiliates to, preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules; provided, that neither Party shall be required to make available such documents if such disclosure could, in Seller’s reasonable discretion, (a) violate applicable Law or any binding agreement entered into prior to the Closing Date (including any confidentiality agreement to which Seller or any of its Affiliates is a party), (b) jeopardize any attorney/client privilege or other established legal privilege or (c) disclose any trade secrets (provided, that, with respect to clauses (a)-(c), such Party shall use reasonable best efforts to obtain any required consents or waivers and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access).  The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its Representatives.

5.2                               Further Assurances.

5.2.1                     Each of Seller and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request, in each case that are consistent with the terms of this Agreement, in order to (i) vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets as contemplated hereby, (ii) effectuate Buyer’s assumption of the Assumed Liabilities and (iii) grant to each Party all rights contemplated herein to be granted to such Party under the Ancillary Agreements, provided, however, that after the Closing, apart from such foregoing customary further assurances, neither Seller nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements.

5.2.2                     To the extent that Seller’s rights under any Purchased Asset may not be assigned without the approval, consent or waiver of another Person and such approval, consent or waiver has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  Except with respect to the VA Agreement, which shall be treated in accordance with Section 5.16, if any such approval, consent or waiver shall not have been obtained prior to the Closing or with respect to the Key Product Contract until such time as Buyer notifies Seller that it has entered into a replacement Contract, Seller shall, for a period of one year after the Closing or, with respect to any such asset that is a Contract and the Key Product Contract, the shorter of one year after the Closing and the expiration of such Contract (provided that, (x) with respect to any Contract that is a Purchased Contract and with respect to the Key Product Contract, Seller shall, at the request of Buyer, seek to extend such Contract or the Key Product Contract, as applicable, and (y) the term of the Key Product shall not be extended beyond the end of the services period for the SOTC Services under (and as defined in) the Transitional Services Agreement), (a) use its reasonable best efforts to assist and cooperate with Buyer in order for

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Buyer to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof or to enter into a replacement Contract, as the case may be; provided, that neither Seller nor any of its Affiliates shall be required to pay money to any Third Party, commence any Litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts and (b) until any such approval, consent or waiver is obtained and the related Purchased Asset is transferred and assigned to Buyer or Buyer’s designee or until Buyer enters into a replacement Contract, as the case may be, use its reasonable best efforts to (i) provide to Buyer the benefits of such Purchased Asset or the Key Product Contract (to the extent relating to the Product Business), including provision of the consideration and other economic benefits to be received by Buyer in and under such Purchased Asset or the Key Product Contract, which consideration shall be held in trust for the benefit of, and shall be promptly delivered to, Buyer and (ii) subject to the penultimate sentence of this Section 5.2.2, continue to perform its obligations under, and enforce, at the request of and for the account of Buyer, any rights of Seller arising under any such Purchased Asset or the Key Product Contract (but with respect to the Key Product Contract, only to the extent relating to the Product Business) against any Person.  For any such Purchased Asset that is a Contract or the Key Product Contract, during the period in which Seller is operating under such Contract in accordance with the immediately preceding sentence, Seller shall not, without the consent of Buyer (such consent not to be unreasonably, withheld, conditioned or delayed), amend or waive any material rights under such Contract with respect to the Product Business and shall, without limitation of the foregoing, pass through to Buyer all rights with respect to the Product Business under (including rights to make decisions under) any such Contract.  Once the applicable consent for the assignment or transfer of any such Purchased Asset not assigned or transferred at the Closing is obtained, Seller shall assign and transfer such asset to Buyer at no additional cost.  To the extent that Buyer is provided with benefits of any such Purchased Asset or the Key Product Contract, Buyer shall, to the extent permitted under such Purchased Asset or the Key Product Contract, perform the obligations of Seller thereunder. Buyer shall be responsible for all Liabilities (other than Liabilities resulting from Seller’s gross negligence, willful misconduct or breach) incurred by Seller in connection with Seller’s performance under any Purchased Asset or the Key Product Contract on behalf of Buyer or its Affiliates pursuant to this Section 5.2.2.

5.2.3                     Prior to the Closing, Buyer shall cooperate with Seller, upon the request of Seller, in any reasonable manner in connection with Seller obtaining any necessary approval, consent or waiver; provided, that such cooperation shall not include any requirement of Buyer or any of its Affiliates to pay money to any Third Party, commence any Litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts.

5.3                               Publicity.

5.3.1                     No public announcement related to this Agreement or the transactions contemplated herein will be issued without the joint approval of Seller and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either Seller or Buyer, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed.  If either Party, in its good faith judgment, believes such disclosure is required, such Party

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shall use its commercially reasonable efforts to consult with the other Party and its Representatives, and to consider in good faith any revisions proposed by the other Party or its Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed.  Notwithstanding the foregoing, without the approval of the other Party, Buyer and Seller and their respective Affiliates may, following the Execution Date and subject to the other terms and conditions of this Agreement (including Sections 5.3.2 and 5.4), (a) communicate with Governmental Authorities and with their customers, suppliers, distributors or other Persons engaged in the Product Business, regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or by the Ancillary Agreements, including in order to obtain consents of or from any such Person necessary or desirable to effect the consummation of the transactions contemplated hereby or by the Ancillary Agreements, and (b) make the public announcements and engage in public communications regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or by the Ancillary Agreements (in the case of this clause (b), to the extent such announcements or communications are consistent with a communications plan agreed upon by Seller and Buyer or the Parties’ prior public communications made in compliance with this Section 5.3.1).  The Parties shall make a joint press release announcing the execution of this Agreement in a mutually acceptable form.

5.3.2                     If Buyer or any of its Affiliates, based on the advice of its counsel, determines that this Agreement, or any of the other Ancillary Agreements, must be publicly filed with a Governmental Authority, then Buyer or its applicable Affiliate, prior to making any such filing, shall provide Seller and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) that it intends to file, and will consider in good faith any comments provided by Seller or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority of those sections specified by Seller or its counsel for redaction and confidentiality.  Notwithstanding any other provision of this Agreement, the requirements of this Section 5.3 shall not apply to any disclosure of Seller, Buyer, or any of their respective Affiliates, of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties or their respective Affiliates regarding this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby.

5.3.3                     If Seller or any of its Affiliates, based on the advice of its counsel, determines that this Agreement, or any of the other Ancillary Agreements, must be publicly filed with a Governmental Authority, then Seller or its applicable Affiliate, prior to making any such filing, shall provide Buyer and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) that it intends to file, and will consider in good faith any comments provided by Buyer or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority of those sections specified by Buyer or its counsel for redaction and confidentiality.  Notwithstanding any other provision of this Agreement, the requirements of this Section 5.3 shall not apply to any disclosure of Seller, Buyer, or any of their respective Affiliates, of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties or their respective Affiliates regarding this Agreement, the Ancillary Agreements, or the transactions

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

contemplated hereby or thereby.

5.4                               Confidentiality.

5.4.1                     The Confidentiality Agreement shall govern the respective rights and obligations of the Parties and their respective Affiliates and Representatives with respect to Confidentiality Information (as defined in the Confidentiality Agreement) during the Pre-Closing Period.  From and after the Closing, all Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 5.4.  As used in this Section 5.4, “Confidential Information” means (a) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement or any Ancillary Agreement, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates, (b) all information disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b).  Notwithstanding the foregoing, Confidential Information shall not include information that, in each case:

(i)                                     was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii)                                  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)                               became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement;

(iv)                              is subsequently disclosed to the Receiving Party by a Third Party without obligations of confidentiality with respect thereto; or

(v)                                 is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Confidential Information.

5.4.2                     The Confidentiality Agreement shall expire and be of no further force and effect upon the Closing; provided, however, such expiration of the Confidentiality Agreement shall in no way prejudice or adversely affect Seller’s ability after the Closing to seek damages, or any other remedy available to Seller, with respect to a violation by Buyer (or its Affiliates or Representatives) of the Confidentiality Agreement relating to Confidential Information (as defined therein) prior to the Closing.

5.4.3                     From and after the Closing, all Confidential Information obtained by Seller (or its Affiliates or Representatives) from Buyer (or its Affiliates or Representatives) and all Confidential Information relating exclusively to the Product Business (excluding Confidential

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Information relating to the intellectual property licensed to Buyer and its Affiliates under the License Agreement), the Purchased Assets and the Assumed Liabilities (the “Buyer Confidential Information”) shall be deemed to be Confidential Information disclosed by Buyer to Seller or its Affiliates or Representatives for purposes of this Section 5.4 (and shall not be subject to Section 5.4.1(i)) and, during the period from the Closing through the tenth anniversary of the Closing Date (the “Confidentiality Period”), shall be used by Seller or its Affiliates or Representatives solely as required to (a) perform its obligations or exercise or enforce their respective rights and remedies under this Agreement or any Ancillary Agreement, (b) undertake Manufacturing activities in support of Buyer’s operations or (c) comply with applicable Law or its or its Affiliates’ respective regulatory, stock exchange, Tax or financing reporting requirements (each of (a) through (c), a “Seller Permitted Purpose”), and for no other purpose.  During the Confidentiality Period, Seller shall (i) not disclose, or permit the disclosure of, any of the Buyer Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and who are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 5.4; and (ii) treat, and will cause its Affiliates and the Representatives of Seller or any of its Affiliates to treat, the Buyer Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.  Seller shall be responsible for any use or disclosure of Buyer Confidential Information by any of Seller’s Affiliates or Representatives that would breach this Section 5.4 if such Affiliate or Representative was a party hereto.

5.4.4                     During the Confidentiality Period, all Confidential Information obtained by Buyer (or its Affiliates or Representatives) from Seller (or its Affiliates or Representatives) other than the Buyer Confidential Information (the “Seller Confidential Information”) shall be used by Buyer solely as required to (a) perform its obligations or exercise or enforce its rights and remedies under this Agreement or any Ancillary Agreement, (b) conduct the Product Business, or (c) comply with applicable Law or its or its Affiliates’ respective regulatory, stock exchange, Tax or financing reporting requirements (each of (a) through (c), a “Buyer Permitted Purpose”), and for no other purpose.  During the Confidentiality Period, Buyer shall (i) not disclose, or permit the disclosure of, any of Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Buyer Permitted Purpose and who are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 5.4; and (ii) treat, and will cause its Affiliates and the Representatives of Buyer or any of its Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Buyer normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.  Buyer shall be responsible for any use or disclosure of Seller Confidential Information by any of Buyer’s Affiliates or Representatives that would breach this Section 5.4 if such Affiliate or Representative was a party hereto.

5.4.5                     In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., Seller

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Confidential Information or Buyer Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy at such Party’s expense or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement.  Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose.  In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

5.4.6                     Nothing in this Section 5.4 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Ancillary Agreement in any manner which it reasonably deems appropriate.

5.5                               Regulatory Transfers. Except to the extent provided otherwise in the Transitional Services Agreement, Buyer and Seller shall (a) cooperate with one another and use their respective reasonable best efforts to complete, execute and file with the applicable Governmental Authorities all documentation required to effect the transfer of the Purchased Regulatory Approvals as soon as reasonably practicable following the Closing; and (b) without limiting the foregoing, file the Buyer FDA Transfer Letter and the Seller FDA Transfer Letter, respectively, with FDA promptly, but in any event within five Business Days, after Seller’s receipt of written notice from FDA acknowledging the filing of the DMF.  Except to the extent provided otherwise in the Transitional Services Agreement, transfer of title to the Purchased Regulatory Approvals shall be effective as of the Closing.

5.6                               Regulatory Responsibilities.

5.6.1                     NDC. Buyer shall use its reasonable best efforts to obtain, no later than 90 days following the Closing Date, its own NDC for the Product and have in place all resources such that sales of the Product in the Territory can be accomplished under the NDCs of Buyer; provided, that Buyer shall use its commercially reasonable efforts to obtain its own NDC for the Product and have in place such resources as of the Closing Date.  Following the Closing Date, except as otherwise provided in the Transitional Services Agreement, neither Seller, nor any of its respective Affiliates shall distribute or sell any Product in the Territory labeled with Seller’s NDC.

5.6.2                     Other Regulatory Responsibilities.

(a)                                 Except as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any Ancillary Agreement, from and after the date on which the Purchased Regulatory Approval is transferred to Buyer, Buyer shall have the sole right and responsibility for (and shall bear the cost of) preparing, obtaining and maintaining all Regulatory Approvals, and for conducting communications with Governmental

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Authorities of competent jurisdiction, for the Product in the Territory.  Without limitation of the foregoing, promptly following the Closing, but in any event within such periods required by applicable Law, Buyer shall obtain, with respect to the Territory, such Regulatory Approvals as are necessary for Buyer’s own Product labeling and shall comply with such Regulatory Approvals upon receipt thereof.

(b)                                 No later than 60 days following the Closing Date, Seller shall prepare and file with FDA a drug master file (within the meaning of 21 C.F.R. § 314.420) with respect to the Product (the “DMF”).  Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer, effective as of the Closing, an exclusive right of reference to the DMF for the sole purpose of Exploiting the Product and the Authorized Generic Product in the Territory.  Promptly following Buyer’s request therefor, Seller shall provide to Buyer and to FDA, in the form reasonably requested by Buyer, acknowledging that Buyer has the right of reference to the DMF granted in this Section 5.6.2(b).

5.6.3                     Rights of Reference.

(a)                                 Seller’s Right of Reference.  Effective from and after the Closing, Buyer hereby grants to Seller, on behalf of itself and its Affiliates, licensees, sublicensees, licensors and distributors, a perpetual, irrevocable, worldwide, non-exclusive, royalty-free and non-transferable license and right of reference (with a right to grant sublicenses and further rights of reference) to the Purchased Regulatory Documentation and Buyer Regulatory Documentation, as may be necessary or useful to (a) exercise Seller’s and its Affiliates’ respective rights and perform its or their respective obligations under this Agreement or any Ancillary Agreement and (b) conduct the Seller Business.  Promptly following Seller’s request therefor, Buyer shall (i) provide to Seller copies of the Buyer Regulatory Documentation or Purchased Regulatory Documentation as shall be reasonably requested by Seller solely for purposes of (A) exercising Seller’s or its Affiliates’ respective rights or performing its or their respective obligations under this Agreement or any Ancillary Agreement or (B) conducting the Seller Business, at Seller’s expense; and (ii) provide to Seller and to any Governmental Authority specified by Seller a letter, in the form reasonably requested by Seller, acknowledging that Seller and its Affiliates have the rights of reference to the Buyer Regulatory Documentation and Purchased Regulatory Documentation granted pursuant to Section 2.1.3 and this Section 5.6.3(a).

(b)                                 Schedule 5.13.2 Person’s Rights of Reference.  Effective from and after the Closing, Buyer hereby grants to any Person Exploiting or Manufacturing the product described on Schedule 5.13.2, a perpetual, irrevocable, worldwide, non-exclusive, royalty-free and non-transferable license and right of reference (with a right to grant sublicenses and further rights of reference) to the Purchased Regulatory Documentation and Buyer Regulatory Documentation, as may be necessary to Exploit and Manufacture the product described on Schedule 5.13.2.

5.7                               Pharmacovigilance Obligations.

5.7.1                     Establishment of Safety Project Team.  Promptly following the Closing, the transition managers appointed pursuant to the Transitional Services Agreement shall

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establish a safety project team to discuss the exchange of safety information and negotiation of the Pharmacovigilance Agreement, which shall be agreed and executed by Seller and Buyer (or their respective Affiliates) as promptly as practicable following the Closing Date but in any event no later than 120 days after the Closing Date. The Pharmacovigilance Agreement will address the Parties’ responsibilities in the Territory in relation to:

(a)                                 Adverse Event reports with respect to the Product or the Authorized Generic Product, including how such reporting shall be handled for initial, follow-up or periodic submission to Governmental Authorities of significant information on the Product;

(b)                                 arrangements for the exchange of serious and non-serious cases, including formats and timelines, periodic reports and answers to safety-related queries by Governmental Authorities; and

(c)                                  such other matters as the Parties may agree.

5.7.2                     Exchange of Safety Information.  Between the Closing and the effectiveness of the Pharmacovigilance Agreement, each of Seller and Buyer agrees to:

(a)                                 promptly exchange all relevant information in its possession that relates to the safety of the Product or the Authorized Generic Product;

(b)                                 promptly exchange all significant medical and technical inquiries received in relation to the Product or the Authorized Generic Product, in each case both inside and outside the Territory; and

(c)                                  use reasonable efforts to remove from any of the information exchanged pursuant to Section 5.7.2(a) or Section 5.7.2(b), any personal information that is not legally required to be recorded for drug safety purposes.

5.7.3                     Medical and Other Inquiries.  Except to the extent otherwise provided in this Agreement or any Ancillary Agreement, from and after the Closing Date, Buyer (a) shall be responsible for handling and responding to all customer complaints and inquiries (including medical and non-medical inquiries) related to the Product or, subject to the AG Agreement, the Authorized Generic Product used, marketed, distributed or sold in the Territory and (b) shall be responsible for all correspondence and communication with physicians and other health care professionals in the Territory relating to the Product or, subject to the AG Agreement, the Authorized Generic Product.

5.7.4                     Product Liability Claims. As soon as it becomes aware, each Party shall give the other Party prompt written notice of any defect or alleged defect in a Product or the Authorized Generic Product, any injury alleged to have occurred as a result of the use or application of a Product or the Authorized Generic Product, and any circumstances that may give rise to Litigation or Liability relating to a Product or the Authorized Generic Product, recall or market withdrawal of a Product or the Authorized Generic Product or regulatory action that reasonably would be expected to adversely affect the Exploitation or Manufacture of a Product

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

or the Authorized Generic Product or result in any Liability for either Party, specifying, to the extent the Party has such information, the time, place and circumstances thereof and the names and addresses of the Persons involved.  Each Party also shall furnish promptly to the other Party copies of all documents received in respect of any Litigation arising out of such alleged defect, injury or regulatory action; provided, that neither Party shall be required to furnish such documents if such disclosure could, in such Party’s reasonable discretion, (a) violate applicable Law or any binding agreement entered into prior to the Closing Date (including any confidentiality agreement to which such Party is a party), provided, that such Party uses reasonable best efforts to obtain waivers thereof, (b) jeopardize any attorney/client privilege or other established legal privilege or (c) disclose any trade secrets.

5.8                               Commercialization.  Except to the extent otherwise provided in the Transitional Services Agreement or the License Agreement, from and after the Closing Date, (a) Buyer, at its own cost and expense, shall be responsible for and have sole discretion over the commercialization, marketing strategy, promotion, distribution and sale of the Product and, subject to the AG Agreement, the Authorized Generic Product, in the Territory and shall independently determine and set prices for the Product and, subject to the AG Agreement, the Authorized Generic Product, in the Territory, including the selling price, volume discounts, rebates and similar matters; [***]; (b) Buyer shall be responsible, at its own cost and expense, for all marketing, advertising and promotional materials related to the Product and, subject to the AG Agreement, the Authorized Generic Product, in the Territory; and (c) Buyer or its Affiliates shall be responsible for receiving and processing all orders, undertaking all invoicing, collection and receivables, and providing all customer service related to the sale of the Product and, subject to the AG Agreement, the Authorized Generic Product, in each case, in the Territory.

5.9                               Certain Tax Matters.

5.9.1                     Withholding Taxes.  The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law.  The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  The Payer shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold, and all such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Payee. Notwithstanding the foregoing, if the Payee is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall timely deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty.  If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Taxing Authority of the withheld amount, and send to the Payee proof of such payment as soon as reasonably practicable.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

5.9.2                     Transfer Taxes and Apportioned Obligations.

(a)                                 All amounts payable hereunder or under any Ancillary Agreement are exclusive of all recordation, transfer, documentary,  stamp, conveyance or other similar Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”).  [***], and shall pay all amounts due and owing in respect of any Transfer Taxes, these amounts in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under applicable Law.

(b)                                 All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period ending on the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period beginning on the day after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c)                                  Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.  The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.9.2(a) or Section 5.9.2(b), as the case may be.  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.9.2(a) or Section 5.9.2(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

5.9.3                     Indirect Taxes.  The Parties intend and shall use their reasonable best efforts to ensure the transfer of the Purchased Assets shall occur without any obligation of Seller to account for Transfer Taxes or Indirect Taxes.  However, if notwithstanding that intention, it is determined that the transfer of the Purchased Assets does give rise to an obligation on Seller to account for Transfer Taxes or Indirect Taxes, notwithstanding anything to the contrary contained in this Section 5.9 or elsewhere in this Agreement, the following provision shall apply. All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, for which Seller is accountable, Buyer shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by Seller in respect of those Payments, such Indirect Taxes to be payable no later than five Business Days prior to the date on which Indirect Taxes are required to be accounted for by Seller. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, Buyer shall promptly

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inform Seller and shall cooperate with Seller to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.

5.9.4                     Cooperation and Exchange of Information.  Each of Seller and Buyer shall (a) provide the other with such assistance as may reasonably be requested by the other (subject to reimbursement of reasonable out-of-pocket expenses) in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets, (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (c) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

5.9.5                     Survival of Covenants.  The covenants contained in this Section 5.9 shall survive until 30 days after the expiration of the applicable statute of limitations (including extensions thereof).

5.10                        Accounts Receivable and Payable.

5.10.1              Accounts Receivable.  The Parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Closing.  In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any payments from any obligor with respect to an Account Receivable, then Buyer shall, within 30 days after receipt of such payment, remit the full amount of such payment to Seller.  In the case of the receipt by Buyer of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Buyer with the excess, if any, remitted to Seller.  In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Buyer for any period after the Closing Date, then Seller shall, within 30 days after receipt of such payment, remit the full amount of such payment to Buyer.  In the case of the receipt by Seller of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Buyer.

5.10.2              Accounts Payable.  In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any invoices from any Third Party with respect to any account payable of the Product Business or with respect to the Authorized Generic Product outstanding prior to the Closing, then Buyer shall, within 30 days after receipt of such invoice, provide such invoice to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Buyer or any of its Affiliates for any period after the Closing, then Seller shall, within 30 days after receipt of such invoice, provide such invoice to Buyer.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

5.11                        Wrong Pockets.

5.11.1              Assets.  Without limiting Section 5.2, if either Buyer or Seller becomes aware that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of Seller and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset which was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing.

5.11.2              Payments.  If, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within 30 days after receipt of such funds, forward such funds to the proper Party.  The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

5.12                        Covenant Not to Sue.

5.12.1              Effective as of the Closing, Buyer, on behalf of itself, its Affiliates and its and their respective transferees, successors and assigns (collectively, the “Buyer Group”), hereby irrevocably and perpetually covenants that no member of the Buyer Group shall, directly or indirectly, sue Seller or any of its Affiliates or any of its or their licensees, sublicensees, distributors or agents (collectively, the “Seller Group”), or commence, knowingly aid or prosecute or cause to be commenced, knowingly aided or prosecuted any Litigation against any member of the Seller Group with respect to (a) any Exploitation or Manufacture by any member of the Seller Group of any Product (or any product that contains the same active pharmaceutical ingredient as the Product) outside the Territory, or (b) any Manufacture, research, development, use, holding, keeping, transport, disposition, import or export of any Product (or any product that contains the API as an active pharmaceutical ingredient) in the Territory in support of any Exploitation of the Product (or any product that contains the same active pharmaceutical ingredient as the Product) outside the Territory.  Buyer shall bind any assignee or transferee of any of the Purchased Assets and any (sub)licensee with respect to the Product to adhere to the foregoing as if such assignee, transferee or (sub)licensee were the Buyer hereunder.

5.12.2              Effective as of the Closing, Seller, on behalf of the Seller Group, hereby irrevocably and perpetually covenants that no member of the Seller Group shall, directly or indirectly, sue Buyer or any member of the Buyer Group, or commence, knowingly aid or prosecute or cause to be commenced, knowingly aided or prosecuted any Litigation against any member of the Buyer Group with respect to (a) any Exploitation or Manufacture by any member of the Buyer Group of the Product (or any product that contains the API as an active pharmaceutical ingredient) inside the Territory, or (b) any Manufacture, research, development, use, holding, keeping, transport, disposition, import or export of any Product (or any product that contains the same active pharmaceutical ingredient as the Product) outside the Territory in support of any Exploitation of the Product (or any product that contains the same active

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

pharmaceutical ingredient as the Product) inside the Territory, in each case ((a) and (b)), solely to the extent such Exploitation, Manufacture, research or development (i) is conducted in accordance with the terms and conditions of this Agreement or any Ancillary Agreement and (ii) does not infringe, misappropriate or violate any intellectual property rights of any member of the Seller Group.

5.12.3              Nothing in this Section 5.12 shall prohibit Buyer or Seller from exercising any rights or remedies available to it with respect to this Agreement, any Ancillary Agreement or any other agreement between Seller, Buyer or their respective Affiliates as a result of any breach hereof or thereof by the other Party of any of its Affiliates.

5.13                        Noncompetition.

5.13.1              Buyer shall not, shall cause its Affiliates not to and shall use commercially reasonable efforts to cause the other Selling Entities not to, (a) Exploit the Product, the Authorized Generic Product or any other product approved for the same indication as the Product containing the API as an active pharmaceutical ingredient or any of the Purchased Assets outside the Territory or (b) distribute, market, promote, offer for sale or sell the Product, the Authorized Generic Product or any other product approved for the same indication as the Product containing the API as an active pharmaceutical ingredient directly or indirectly to any Person inside the Territory that is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell the Product outside the Territory or assist another Person to do so.  If Buyer or any of its Affiliates receives, or becomes aware of receipt by a licensee, sublicensee or distributor of, any orders for the Product (or any product that contains the same active pharmaceutical ingredient as the Product) for the Seller Territory, such Person shall refer such orders to Seller.  Seller acknowledges and agrees that nothing set forth herein or in any Ancillary Agreement is intended to limit or prevent Buyer from Exploiting, or developing any line extensions, synthetic versions, other administration forms, presentations, dosages, formulations, improvements or next generation products for or of, the Product, in each case, in the Territory. In no event shall Seller or any of its Affiliates have any obligations or responsibilities with respect to such Exploitation or development.

5.13.2              [***], Seller shall not, shall cause its Affiliates not to and shall use its commercially reasonable efforts to cause any licensee of Seller of rights to Exploit the Product (or any product that contains the same active pharmaceutical ingredient as the Product) in the Seller Territory not to, (a) Exploit the Product, the Authorized Generic Product or any other product approved for the same indication as the Product containing the API as an active pharmaceutical ingredient or any of the Purchased Assets inside the Territory other than to exercise Seller’s or its Affiliates’ respective rights or to perform their respective obligations under this Agreement or any Ancillary Agreement or (b) other than pursuant to this Agreement or any Ancillary Agreements, distribute, market, promote, Manufacture, offer for sale or sell the Product, the Authorized Generic Product or any other product approved for the same indication as the Product containing the API as an active pharmaceutical ingredient directly or indirectly for or to any Person outside the Territory that is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell the Product inside the Territory or assist another Person to do so.  Except to the extent contemplated in any Ancillary Agreement, if Seller or any of its

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Affiliates receives, or becomes aware of receipt by a licensee, sublicensee or distributor of, any orders for the Product (or any product that contains the same active pharmaceutical ingredient as the Product) for the Territory, such Person shall refer such orders to Buyer.

5.14                        Incidental Crossover Within Territories.  Notwithstanding anything in Section 5.13 to the contrary, each Party (the “IT Party”) acknowledges and agrees the advertising, promotion or marketing of the Product (or any product that contains the same active pharmaceutical ingredient as the Product) by the other Party (the “OT Party”), including the advertising, promotion and marketing of the Product through the use of the internet and pan-regional print advertisements and at conferences and seminars held in the OT Party’s territory, may reach Persons in the IT Party’s territory, and that the OT Party shall not be in breach of this Agreement for such activities so long as (a) the objective of such advertising, promotion or marketing of such OT Party is to reach Persons within its territory or otherwise to promote sales of the Product (or such other product that contains the same active pharmaceutical ingredient as the Product) (as applicable) in its territory, and (b) the receipt by Persons located inside the IT Party’s territory of such advertising, promotion or marketing with respect to the Product (or such other product that contains the same active pharmaceutical ingredient as the Product) is merely incidental to the objectives of such advertising, promotion or marketing.  Further, each Party acknowledges that Product (or any product that contains the same active pharmaceutical ingredient as the Product) sold to distributors outside of its territory and intended for resale to end users outside of its territory may end up being resold (through, for example, an internet sales channel) to end users in its territory, and that the other Party shall not be in breach of this Agreement based on such resales so long as such other Party or any of its Affiliates, licensee, sublicensees or distributors did not authorize such resales into the other Party’s territory and, in the case of Buyer, complies with its obligations set forth in Section 5.13.

5.15                        Compliant Statements.  No later than [***] days after the Closing Date, Seller shall provide Buyer with such financial information that is required by Buyer to comply with applicable Law and rules and regulations promulgated by the U.S. Securities and Exchange Commission and the Ontario Securities Commission, including such financial information as is required for Buyer to comply with Rule 3-05 and Rule 8-02 of Regulation S-X and to prepare and file the Business Acquisition Report with the Ontario Securities Commission with respect to the transactions contemplated hereby, including any reconciliations to GAAP reasonably requested by Buyer in order to facilitate compliance with the rules and regulations of the Securities Exchange Commission or the Ontario Securities Commission.  The reasonable out-of-pocket fees and expenses (including auditor’s fees) incurred by Seller in connection with the preparation and delivery of any financial information delivered by Seller at the request of Buyer or its Representatives, whether under this Section 5.15 or otherwise shall be promptly reimbursed by Buyer, and in any event within 20 days, following the receipt of an invoice for payment together with reasonable supporting and back-up documentation relating thereto.

5.16                        VA Agreement.  The Parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to obtain all consents of Governmental Authorities required for the novation of the VA Agreement to Buyer and perform their respective obligations under 48 C.F.R. Subpart 42.12 (the “Applicable FAR Regulations”) in order to effect the novation of the

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

VA Agreement to Buyer as soon as reasonably practicable following the Closing.  Without limitation of the foregoing and subject to the Applicable FAR Regulations:

5.16.1              in connection with the novation of the VA Agreement to Buyer, each of Seller and Buyer shall, and shall cause their respective Affiliates to, provide to the applicable Governmental Authorities such information as is required by the Responsible Contracting Officer (as defined in the Applicable FAR Regulations) for the VA Agreement (the “Responsible Contracting Officer”);

5.16.2              the novation of the VA Agreement shall be made pursuant to the Novation Agreement, with such changes thereto as are required by the Responsible Contracting Officer and agreed to by the Parties or their respective applicable Affiliates, such agreement not to be unreasonably withheld, conditioned or delayed;

5.16.3              [***]; and

5.16.4              [***].

5.17                        Purchased Domain Names. Promptly following the Closing, Seller shall take such action as may be necessary to effectuate the assignment and transfer of the Purchased Domain Names to Buyer, including unlocking the Purchased Domain Names, securing and forwarding to Buyer transfer authorization codes for the Purchased Domain Names, and completing such automated website procedures and documentation as may be required by the registrar of the Purchased Domain Names to release and transfer possession and control of the Purchased Domain Names to Buyer.

ARTICLE 6
CONDITIONS PRECEDENT

6.1                               Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

6.1.1                     No Adverse Law; No Injunction.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction that prohibits or makes illegal the consummation of all or any part of the transactions contemplated by this Agreement or the Ancillary Agreements, and no Order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall be in effect; and

6.1.2                     Governmental Approvals.  Any waiting period under the HSR Act shall have expired or been terminated.

6.2                               Conditions to Obligations of Buyer.  The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Buyer, at or prior to the Closing of the following additional conditions:

6.2.1                     Representations and Warranties.  The representations and warranties of

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Seller contained in Section 3.1, other than the Fundamental Reps included in Section 3.1, shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications within such representations and warranties) in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and each Fundamental Rep included in Section 3.1 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date);

6.2.2                     Covenants.  Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by it on or prior to the Closing Date;

6.2.3                     No Material Adverse Effect.  Since the Execution Date, no Material Adverse Effect shall have occurred; and

6.2.4                     Closing Deliveries.  Seller shall have delivered to Buyer each of the items listed in Section 2.4.2(a).

6.3                               Conditions to Obligations of Seller.  The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Seller, at or prior to the Closing of the following additional conditions:

6.3.1                     Representations and Warranties.  The representations and warranties of Buyer contained in Section 3.2, other than the Fundamental Reps included in Section 3.2, shall be true and correct (disregarding any materiality or Buyer Material Adverse Effect qualifications within such representations and warranties) in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, each Fundamental Rep included in Section 3.2 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date);

6.3.2                     Covenants.  Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by it on or prior to the Closing Date; and

6.3.3                     Closing Deliveries.  Buyer shall have delivered to Seller each of the items listed in Section 2.4.2(b).

6.4                               Frustration of Closing Conditions.  With respect to the conditions to Buyer’s and Seller’s respective obligations to consummate the transactions contemplated by this

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Agreement as provided hereunder and each such Party’s right to terminate this Agreement as provided in Section 8.1, neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s material breach, or failure to act in good faith or to use its reasonable best efforts to cause the condition to be satisfied to the extent required by Section 4.2.

ARTICLE 7
INDEMNIFICATION

7.1                               Indemnification.

7.1.1                     Indemnification by Seller.  From and after the Closing, but subject to the provisions of this Article 7 and Section 9.10, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, licensors, licensees, permitted assigns, successors, employees and agents (collectively, “Buyer Indemnitees”) from and against, and compensate and reimburse the Buyer Indemnitees for, any and all Losses incurred by any Buyer Indemnitee arising out of or related to:

(a)                                 any breach by Seller of any of the representations or warranties made by Seller in Article 3 of this Agreement or in any certificate delivered by Seller hereunder;

(b)                                 any failure of Seller to perform or any breach by Seller of any of its covenants, agreements or obligations contained in this Agreement;

(c)                                  any Excluded Liability; or

(d)                                 any failure of Seller to pay [***] Apportioned Obligations allocated to Seller under Section 5.9.2.

7.1.2                     Indemnification by Buyer.  From and after the Closing, but subject to the provisions of this Article 7 and Section 9.10, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective officers, directors, licensors, licensees, permitted assigns, successors, employees and agents (collectively, “Seller Indemnitees”) from and against, and compensate and reimburse the Seller Indemnitees for, any and all Losses incurred by any Seller Indemnitee arising out of or related to:

(a)                                 any breach by Buyer of any of the representations or warranties made by Buyer in Article 3 of this Agreement or in any certificate delivered by Buyer hereunder;

(b)                                 any failure of Buyer to perform or any breach by Buyer of any of its covenants, agreements or obligations contained in this Agreement;

(c)                                  any Assumed Liability ((i) without limitation of any right of any Buyer Indemnitee to seek indemnification in respect of any breach of a representation or warranty of Seller pursuant to Section 7.1.1(a) hereof, and (ii) except to the extent any Buyer Indemnitee is indemnified for any such Losses under any Ancillary Agreement); or

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

(d)                                 any failure of Buyer to pay [***] Apportioned Obligations allocated to Buyer under Section 5.9.2.

7.2                               Claim Procedure.

7.2.1                     Indemnification Claim Procedure.  Except as provided in Section 7.2.2 with respect to Third Party Claims, in the event of a claim made by a Buyer Indemnitee or a Seller Indemnitee (the “Indemnified Party”), the Indemnified Party shall give reasonably prompt written notice to the other Party (the “Indemnifying Party”), which notice (an “Indemnification Certificate”) shall: (a) state a description of the basis of such Indemnified Party’s claim for indemnification and the amount (if known) that the Indemnified Party reasonably anticipates that it will have to pay or accrue for Losses that are subject to indemnification by the Indemnifying Party pursuant to Section 7.1.1 or Section 7.1.2, as applicable; provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice.  In the event that the Indemnifying Party agrees to or is determined to have an obligation to reimburse the Indemnified Party for Losses as provided in this Article 7, the Indemnifying Party shall, subject to the provisions of Section 7.3, promptly (but, in any event, within 30 days following such agreement or determination) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party.  The Indemnifying Party may defer making such payment if it objects in a written statement to the claim made in the Indemnification Certificate and delivers such statement to the Indemnifying Party prior to the expiration of such 30-day period.  An Indemnifying Party’s failure to object within such 30-day period to any claim set forth in an Indemnification Certificate shall be deemed to be the Indemnifying Party’s acceptance of, and waiver of any objections to, such claim.  If an Indemnifying Party shall so object in writing to any claim or claims made in any Indemnification Certificate, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of 20 days following the Indemnified Party’s receipt of such objection notice to agree upon the respective rights of the parties with respect to each of such claims.  If no such agreement can be reached after such 20-day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may initiate Litigation for purposes of having the matter settled in accordance with the terms of this Agreement.

7.2.2                     Third Party Claim Procedure.  In the event an Indemnified Party becomes aware of a claim made by a Third Party (including any action or proceeding commenced or threatened to be commenced by any Third Party) (each a “Third Party Claim”) that such Indemnified Party reasonably believes may result in an indemnification claim pursuant to Section 7.1, such Indemnified Party shall promptly (and in any event within 10 days after becoming aware of such claim) notify the Indemnifying Party in writing of such claim (such notice, the “Claim Notice”).  The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Third Party making such claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount (or estimate) of the claimed damages (if known); provided, however, that no delay or failure on the part of the Indemnified Party in delivering a Claim

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Notice shall relieve the Indemnifying Party from any Liability hereunder except to the extent (if at all) of any damage or Liability caused by or arising out of such delay or failure.  Within 30 days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party and subject to the terms of this ARTICLE 7, assume control of the defense of the Third Party Claim referred to therein at the Indemnifying Party’s sole cost and expense (which shall be subject to Section 7.3) with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume control of the defense of the Third Party Claim if (A) the Third Party Claim seeks the Indemnified Party becoming subject to injunctive or other equitable relief that would materially and adversely impact the Product Business, (B) such Third Party Claim has been brought by or on behalf of any Governmental Authority or in connection with in connection with Taxes or any criminal or regulatory enforcement action, (C) [***] or (D) such Third Party Claim is reasonably likely to result in a regulatory enforcement action by a Governmental Authority against the Indemnified Party.  If the Indemnifying Party does not so assume control of the defense of such Third Party Claim, the Indemnified Party shall control the defense of such Third Party Claim.  The Party not controlling the defense of such claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such Third Party Claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of a single counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement.  The Party controlling the defense of a Third Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim; provided, that neither the Controlling Party nor the Non-Controlling Party will be required to furnish any such information which would (in the reasonable judgment of such Party upon advice of counsel) be reasonably likely to (a) waive any privileges, including the attorney-client privilege, held by such Party or any of its Affiliates or (b) breach any duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise) or any Contract with any other Person or violate any applicable Law (provided, that such Party shall use reasonable best efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access).  Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other such Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if (A) the Indemnifying Party pays or causes to be paid any amounts payable pursuant to such settlement or judgment, (B) such settlement or judgment includes no admission of liability or fault by or other obligation on the part of the Indemnified Party and

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

includes a complete and unconditional release of the Indemnified Party and all Affiliates thereof from further Liability and (C) will not result in the Indemnified Party becoming subject to any injunctive or other equitable relief or otherwise have a material adverse impact on the business or operations of the Indemnified Party or its Affiliates.

7.3                               Limitations on Indemnification; Determination of Indemnification Amounts.

7.3.1                     The provisions for indemnity under Section 7.1.1(a) or Section 7.1.2(a), as applicable, shall be effective only (a) for any individual claim or series of related claims arising from the same facts and circumstances where the Loss exceeds [***] and (b) when the aggregate amount of all Losses for claims or series of related claims arising from the same facts and circumstances in excess of [***] for which indemnification is sought from the Indemnifying Party exceeds [***], in which case such the Indemnified Party shall be entitled to indemnification of the Indemnified Party’s Losses [***].  In no event shall any Indemnifying Party have liability for indemnification under (i) Section 7.1.1(a) or (ii) Section 7.1.2(a), as applicable, in either case (clauses (i) and (ii)), for any amount exceeding, in the aggregate, [***] (the “Cap”); provided, however, that (x) the foregoing limitations on indemnification under this Section 7.3.1 shall not apply to breaches of any Fundamental Rep or in the event of common law fraud and (y) Seller shall not have liability for indemnification under Section 7.1.1(a) with respect to breaches of Fundamental Reps for any amount exceeding, in the aggregate, [***].

7.3.2                     The Indemnified Parties shall take all commercially reasonable steps to mitigate any Losses incurred by such Party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder. The amount of Losses recovered by an Indemnified Party under Section 7.1.1 or Section 7.1.2, as applicable, shall be reduced by (a) any amounts actually recovered by the Indemnified Party from a Third Party in connection with such claim and (b) the amount of any insurance proceeds paid to the Indemnified Party relating to such claim (net of the amount of any associated increase in insurance premiums), in each case ((a) and (b)), net of the Indemnified Party’s costs of recovery.  If any amounts referenced in the preceding clauses (a) and (b) are received after payment by the Indemnifying Party of the full amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such amounts been received prior to such payment.

7.3.3                     If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 7.1.1 or Section 7.1.2 and the Indemnified Party subsequently recovers all or a part of such Losses from a Third Party based on an underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Party to recover from the Third Party the amount of such payment.

7.3.4                     The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect thereafter through and including the first anniversary of the Closing Date (other than any Fundamental Reps, which

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

shall remain in full force and affect and shall survive until the applicable statute of limitations); provided that the representations and warranties in Section 3.1.14 (Tax Matters), shall survive until 30 days following the expiration of the applicable statute of limitations.  Any obligation of a Party to indemnify the other Party in respect of any breach of any covenant or agreement set forth in Article 4 shall survive the Closing through and including the first anniversary of the Closing Date.  Any obligation of a Party to indemnify the other Party under Section 7.1.1(b) or Section 7.1.2(b), as applicable, in respect of any breach of any covenant or agreement which is to be performed following the Closing shall survive until 60 days following the expiration of the applicable statute of limitations, except as otherwise specified herein. In the event that notice of any claim for indemnification under this ARTICLE 7 has been given within the applicable survival period, the representations and warranties, covenants, agreements and other indemnifiable matters that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim if fully and finally resolved, and no Litigation shall be required to be commenced in connection therewith in order for such claim to so survive.  It is the intention of the Parties that the survival periods set forth in this Section 7.3.4 supersede any statute of limitations applicable to such representations, warranties, covenants, agreements or other indemnifiable matters or claim with respect thereto.

7.3.5                     For the avoidance of doubt, no Indemnified Party shall be entitled to indemnification under this Article 7 in respect of any Loss to the extent such Indemnified Party has been previously indemnified or reimbursed in respect of such Loss pursuant to any other provision of this Agreement or any provision of any Ancillary Agreement.

7.3.6                     For purposes of calculating the amount of any Losses arising out of or related to (a) any breach by Seller of any of the representations or warranties made by Seller in ARTICLE 3 of this Agreement or made by Seller in any Ancillary Agreement for which a Buyer Indemnitee is entitled to indemnification pursuant to this ARTICLE 7 or would be entitled to indemnification pursuant to this ARTICLE 7 but for any limitation imposed on the payment thereof by Section 7.3.1 and (b) any breach by Buyer of any of the representations or warranties made by Buyer in ARTICLE 3 of this Agreement or made by Buyer in any Ancillary Agreement for which a Seller Indemnitee is entitled to indemnification pursuant to this ARTICLE 7 or would be entitled to indemnification pursuant to this ARTICLE 7 but for any limitation imposed on the payment thereof by Section 7.3.1, any references in any such representation or warranty to “material,” “materiality,” “Material Adverse Effect,” “Buyer Material Adverse Effect” or similar materiality-based qualifications shall be disregarded.

7.4                               Tax Treatment of Indemnification Payments.  All payments made pursuant to this Article 7 shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

7.5                               Exclusive Remedy.  Except for the indemnification and reimbursement rights of Seller expressly provided in Section 4.5.3 and subject to Section 9.9, each Party acknowledges and agrees that, following the Closing, the remedies provided for in this Article 7 shall be the sole and exclusive monetary remedies for claims and damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement and the transactions contemplated hereby, except that nothing herein shall limit the Liability of either Party for

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

common law fraud.  This Section 7.5 shall not affect either Party’s ability to exercise any rights or remedies available to such Party under any Ancillary Agreement with respect to claims arising under such Ancillary Agreement.  Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall, after the consummation of the transactions contemplated by this Agreement, give rise to any right on the part of Buyer, on the one hand, or Seller, on the other hand, to rescind this Agreement or any of the transactions contemplated hereby.

7.6                               Setoff Rights.  Except as expressly permitted by Section 2.3.1(f), neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement.  The payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

ARTICLE 8
TERMINATION

8.1                               Termination.  Prior to the Closing, this Agreement shall terminate on the earliest to occur of any of the following events:

8.1.1                     the mutual written agreement of Buyer and Seller;

8.1.2                     by written notice delivered by either Buyer or Seller to the other, if the Closing shall not have occurred on or prior to December 31, 2016 (the “End Date”) (other than due to a breach of any representation or warranty hereunder of the Party seeking to terminate this Agreement or as a result of the failure on the part of such Party to comply with or perform any of its covenants, agreements or obligations under this Agreement and other than as a result of any closing condition in favor of the non-terminating Party not being satisfied, which closing condition has been waived by the non-terminating Party); provided, however, that (a) Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1.2 during the pendency of any Litigation brought prior to the End Date by Seller for specific performance of this Agreement and (b) Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1.2 during the pendency of any Litigation brought before the End Date by Buyer for specific performance of this Agreement;

8.1.3                     by written notice delivered by Buyer to Seller, if (a) there has been a breach by Seller of a representation or warranty of Seller contained in this Agreement or (b) there shall be a breach by Seller of any covenant, agreement or obligation of Seller in this Agreement, and such breach described in clause (a) or (b) would result in the failure of a condition set forth in Section 6.2.1 or Section 6.2.2 that has not been waived by Buyer, or in the case of a breach of any covenant or agreement is not cured upon the earlier to occur of (i) the 20th day after written notice thereof is given by Buyer to Seller and (ii) the day that is two Business Days prior to the End Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 8.1.3 if Buyer has breached any representation, warranty or covenant,

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agreement or obligation contained in this Agreement that would result in the failure of a condition set forth in Section 6.3.1 or Section 6.3.2;

8.1.4                     by written notice delivered by Seller to Buyer, if (a) there has been a breach by Buyer of a representation or warranty of Buyer contained in this Agreement or (b) there shall be a breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement, and such breach described in clause (a) or clause (b) would result in the failure of a condition set forth in Section 6.3.1 or Section 6.3.2 and has not been waived by Seller, or in the case of a breach of any covenant or agreement is not cured upon the earlier to occur of (i) the 20th day after written notice thereof is given by Seller to Buyer and (ii) the day that is two Business Days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 8.1.4 if Seller has breached any representation, warranty or covenant, agreement or obligation contained in this Agreement that would result in the failure of a condition set forth in Section 6.2.1 or Section 6.2.2; or

8.1.5                     by written notice delivered by Seller to Buyer, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied and remain satisfied (other than those conditions that (a) by their terms are to be satisfied at the Closing or (b) the failure of which to be satisfied is attributable to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement), (ii) Seller has irrevocably confirmed by written notice to Buyer that (A) all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive any unsatisfied conditions set forth in Section 6.3 and (B) if Buyer performs its obligations hereunder then Seller is prepared to cause the Closing to occur, and (iii) the transactions contemplated hereunder shall not have been consummated within two Business Days after delivery of such notice; provided, however, that such conditions remain satisfied and such confirmation remains in full force and effect at the close of business on such second Business Day; or

8.1.6                     by either Seller or Buyer, by giving written notice of such termination to the other Party, if any court of competent jurisdiction or other Governmental Authority having jurisdiction over the Parties shall have issued an order or judgment or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order or other action shall have become final and non-appealable; provided, however, in each case, that the right to terminate this Agreement pursuant to this Section 8.1.6 shall not be available to either Party whose breach of any of its representations, warranties, covenants or agreements contained herein has resulted in the circumstances giving rise to the right to terminate this Agreement pursuant to this Section 8.1.6.

8.2                               Procedure and Effect of Termination.

8.2.1                     Notice of Termination.  Termination of this Agreement by either Buyer or Seller shall be by delivery of a written notice to the other.  Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 9.2.

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

8.2.2                     Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1 by Buyer or Seller, this Agreement shall be terminated and have no further effect, and there shall be no Liability hereunder on the part of Seller, Buyer or any of their respective Affiliates, except that Section 3.3 (Exclusivity of Representations), the indemnification and reimbursement rights of Seller set forth in Section 4.5.3 (Financing), Section 5.3 (Publicity), Section 5.4 (Confidentiality), this Section 8.2.2 (Effect of Termination), Section 8.2.3 (Withdrawal of Certain Filings), Section 8.3 (Reverse Termination Fee) and Article 9 (Miscellaneous) shall survive any termination of this Agreement.  For the avoidance of doubt, in the event of termination of this Agreement pursuant to Section 8.1, the Parties shall not enter into any of the Ancillary Agreements or have any obligations thereunder.  Nothing in this Section 8.2.2 shall relieve either Party of (x) Liability for common law fraud or (y) subject to Section 8.3, Liability resulting from any breaches of this Agreement prior to the termination hereof.

8.2.3                     Withdrawal of Certain Filings.  As soon as practicable following a termination of this Agreement for any reason, but in no event more than 30 days after such termination, Buyer or Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Authority or other Person.

8.3                               Reverse Termination Fee.

8.3.1                     In the event that Seller shall validly terminate this Agreement pursuant to Section 8.1.3 or Section 8.1.5, Buyer shall pay to Seller a non-refundable amount equal to the Reverse Termination Fee in cash by wire transfer of immediately available funds within 10 Business Days following such termination.

8.3.2                     In the event that Seller shall receive full payment of the Reverse Termination Fee pursuant to Section 8.3.1, the Reverse Termination Fee, together with the reimbursement and indemnification rights of Seller and its Affiliates under Section 8.3.3, if any, shall be Seller’s and its Affiliates’ sole and exclusive remedy with respect to, and shall be deemed to be liquidated damages for, any and all Losses suffered or incurred by Seller or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment or termination thereof) other than pursuant to the Confidentiality Agreement, including in respect of any breach of this Agreement or failure to comply with any covenants, obligations or agreements set forth herein or otherwise, including the failure to consummate the Closing pursuant to the terms hereof, and none of Seller or any of its Affiliates or any other Person shall have any further or other recourse to, or rights or remedies against, or be entitled to bring or maintain any claims, demands, actions, suits or causes of action against, Buyer, its Affiliates, the Financing Sources or any of its former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, advisors, agents or Affiliates or any of former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents or Affiliates of the foregoing or any other Person arising out of, under, or in connection with this Agreement (or the termination hereof), any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, including due to the failure to consummate

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such transactions, whether due to breach of the terms hereof or otherwise.  The Reverse Termination Fee can only be paid once.  For the avoidance of doubt, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance pursuant to Section 9.9 of this Agreement and the Reverse Termination Fee.

8.3.3                     Seller and Buyer acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the Reverse Termination Fee represents liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and for Losses likely to be incurred or suffered as a result of termination of this Agreement by Seller, which amount would otherwise be impossible to calculate with precision and not a penalty and that, without these agreements, neither Seller nor Buyer would have entered into this Agreement.  If Buyer fails to pay the Reverse Termination Fee when due, Buyer shall pay Seller’s and its Affiliates’ costs and expenses (including reasonable attorneys’ fees and expenses) in connection with seeking such payment, together with interest (calculated as simple interest) on the Reverse Termination Fee from the date such payment was required to be made hereunder until the date such payment was actually received by Seller (whether before or after any insolvency or bankruptcy), at the Interest Rate as in effect on the date such payment was required to be made hereunder.

ARTICLE 9
MISCELLANEOUS

9.1                               Governing Law, Jurisdiction, Venue and Service.

9.1.1                     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

9.1.2                     Jurisdiction.  Subject to Section 9.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties irrevocably and unconditionally waive their right to a jury trial in connection with any Litigation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

9.1.3                     Venue.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient

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forum.

9.1.4                     Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.2                               Notices.

9.2.1                     Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission or by email of a PDF attachment (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.2.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least five days’ prior to such address taking effect in accordance with this Section 9.2.  Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile or email (with receipt confirmed by telephone, or, solely in the case of facsimile, by email or by delivery (in addition to such facsimile) of such communication by internationally recognized overnight delivery service that maintains records of delivery).  Any Notice delivered by facsimile or email shall be confirmed by a hard copy delivered as soon as practicable thereafter.  If a notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to notice and not to copies), such notice will be deemed given on the next succeeding Business Day.

9.2.2                     Address for Notice.

If to Seller, to:

AstraZeneca AB

151 85 Södertälje, Sweden

Attention: Deputy General Counsel, Corporate

with a copy (which shall not constitute effective notice) to:

AstraZeneca Pharmaceuticals LP

1800 Concord Pike

Wilmington, DE 19086

Attention: Richard Kenny

Email: Richard.Kenny@astrazeneca.com

and a copy (which shall not constitute effective notice) to:

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC  20001
Facsimile:  (202) 662-6291
Attention:  Michael J. Riella

If to Buyer, to:

Aralez Pharmaceuticals Trading DAC

56 Fitzwilliam Square

Dublin 2, Ireland

Fax: +353 61 363 682

Attention: Andrew I. Koven, Director

and

Aralez Pharmaceuticals Inc.

7100 West Credit Avenue, Suite 101

Mississauga, Ontario L5N 0E4, Canada

Fax: (347) 983-6777

Attention: Eric L. Trachtenberg

with a copy (which shall not constitute effective notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile:  (212) 728-8111

Attention: Russell L. Leaf

                 Adam M. Turteltaub

9.3                               No Benefit to Third Parties.  The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Buyer Indemnitees and Seller Indemnitees under Article 7, they shall not be construed as conferring any rights on any other Persons.

9.4                               Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

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9.5                               Expenses.  Except as otherwise specified herein or in any Ancillary Agreement, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein and therein.

9.6                               Assignment.  Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that either Party may assign all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party and Buyer may collaterally assign this Agreement to any Financing Source (or other lender to Buyer or its Affiliates), pursuant to the Credit Agreement (or other facilities or agreements under which Buyer or its Affiliates borrow money from time to time) without the prior written consent of Seller, but the assigning Party shall remain responsible for all of its obligations hereunder notwithstanding any such assignment.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Agreement or otherwise makes payments from a jurisdiction other than the jurisdiction in which such party is organized (each an “Assignment”), and immediately after such Assignment the amount of Tax required to be withheld on any payment pursuant to this Agreement is greater than the amount of such Tax that would have been required to have been withheld absent such Assignment, then such increased withholding Tax shall be borne by the Party making such Assignment.

9.7                               Amendment.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

9.8                               Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

9.9                               Equitable Relief.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

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Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.  For the avoidance of doubt, subject to the following sentence, the exercise of Seller’s right to seek specific performance pursuant to this Section 9.9 shall not reduce, restrict or otherwise limit Seller’s right to terminate this Agreement pursuant to Section 8.1.5 and be paid the Reverse Termination Fee. Notwithstanding anything to the contrary in this Agreement (including this Section 9.9), it is explicitly agreed that Seller and its Affiliates shall be entitled to specific performance of (or to seek specified performance of) Buyer’s obligations to consummate the transactions contemplated by this Agreement (including to pay the purchase price at the Closing) only in the event that (a) all of the conditions to Buyer’s obligations set forth in in Section 6 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing), (b) the Debt Financing has been funded or will be funded at the Closing, and (c) Seller has irrevocably confirmed by written notice to Buyer that (A) all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive any unsatisfied conditions set forth in Section 6.3 and (B) if Buyer performs its obligations hereunder then Seller is prepared to cause the Closing to occur; provided, however, that such conditions remain satisfied and such confirmation remains in full force and effect at the Closing. For the avoidance of doubt, in no event shall Seller or any other Person be entitled to enforce or seek to enforce specifically Buyer’s obligation to consummate the transactions contemplated by this Agreement if the Debt Financing has not been funded (or will not be funded at the Closing if the transactions completed by this Agreement shall be consummated at the Closing).

9.10                        Damages Waiver.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF COMMON LAW FRAUD OR TO THE EXTENT PAID OR PAYABLE PURSUANT TO A THIRD PARTY CLAIM, NEITHER BUYER NOR SELLER SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, FOR LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE EXECUTION DATE), CONNECTED WITH OR RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION HEREWITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES WHICH ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

9.11                        English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

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9.12                        Bulk Sales Statutes.  Buyer hereby waives compliance by Seller with the requirements and provisions of any applicable bulk sales or bulk transfer Laws in any jurisdiction that may otherwise be applicable in connection with the transactions under this Agreement.

9.13                        Representation by Counsel.  Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.14                        Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be effective as delivery of a manually executed original counterpart of this Agreement.

9.15                        Entire Agreement.  This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Buyer Disclosure Schedules, the Seller Disclosure Schedules, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement.  In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

9.16                        Guarantee.

9.16.1              Guarantor hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment of any amount or amounts due and payable by Buyer and its Affiliates (other than Guarantor) under this Agreement, including pursuant to ARTICLE 7 (collectively, the “Guaranteed Obligations”).  Buyer acknowledges and agrees that the guarantee described in this Section 9.16 is a primary guarantee of payment and not of collection.  Guarantor agrees that if Buyer fails to make any payment that is required to be made by Buyer under this Agreement when due, such amount shall for purposes hereof and thereof be deemed due and payable by Guarantor upon written notice from Seller to Guarantor demanding payment thereof.  Without limiting the generality of the foregoing, Guarantor agrees that its obligations under this Section 9.16 are independent from those of Buyer and its liability shall extend to all

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liabilities and obligations that constitute part of the Guaranteed Obligations, irrespective of whether any action is brought against Buyer or whether Buyer is jointed in any such action or actions.

9.16.2              The Liability of Guarantor under this Section 9.16 for the Guaranteed Obligations shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)                                 any extension, renewal, settlement, compromise, waiver or release in any respect of any obligation of Buyer or such Affiliates, by operation of Law or otherwise, unless and to the extent Seller consents to any such extension, renewal, settlement, compromise, waiver or release;

(b)                                 any modification or amendment of, or supplement to, this Agreement or any Ancillary Agreement;

(c)                                  any change in the corporate existence, structure or ownership of Buyer or such Affiliates, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer, such Affiliates or their respective assets, or any resulting release or discharge of any obligation of Buyer or such Affiliates;

(d)                                 the existence of any claim, set-off or other right which Guarantor may have at any time against Buyer or such Affiliates; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e)                                  any invalidity or unenforceability of this Agreement, any Ancillary Agreement or any other document entered into in connection herewith or therewith relating to or against Buyer or such Affiliates for any reason, or any provision of any Law purporting to prohibit the performance by Buyer or such Affiliates of their respective obligations under this Agreement, any Ancillary Agreement or any such other document; or

(f)                                   any other act or omission to act or delay of any kind by Seller, Buyer or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 9.16, constitute a legal or equitable discharge of Guarantor’s obligations hereunder.

9.16.3              Guarantor hereby waives (a) notice of acceptance of the guarantee provided in this Section 9.16, (b) notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations, (c) presentment and demand of the Guaranteed Obligations, (d) notice of or proof of reliance by Guarantor upon this Section 9.16 and (e) any right to require that any action be brought against Buyer or any other Person with respect to the Guaranteed Obligations prior to any action against Guarantor under this Section 9.16.  The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 9.16, and all dealings between Buyer or Guarantor, on the one hand, and Seller, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Section 9.16.

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9.16.4              Guarantor’s obligations under this Section 9.16 are continuing and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon Guarantor and its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, Seller and its successors and permitted assigns.

9.16.5              Guarantor hereby represents and warrants to Seller as follows:  (a) Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) Guarantor has the requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated to be consummated by it by this Agreement.  Guarantor has taken all organizational action required by its organizational documents to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement.  Guarantor has duly executed and delivered this Agreement, and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

[Signature page follows]

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

ASTRAZENECA AB

By:	/s/ Per Alfredsson
	Name:	Per Alfredsson
	Title:	Vice President, Global Supply Chain & Strategy

ARALEZ PHARMACEUTICALS TRADING DAC

By:	/s/ Andrew I. Koven
	Name:	Andrew I. Koven
	Title:	Director

Solely for the purposes of Section 9.16 hereof:

ARALEZ PHARMACEUTICALS INC.

By:	/s/ Adrian Adams
	Name:	Adrian Adams
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]